SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-1/A
Amendment No. 8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
STINGER SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	5099	30-0296398
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)
2701 N Rocky Point Drive
Suite 1130
Tampa, FL 33607
(866) 788-6746
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Gary R. Henrie, Esq.
8275 S. Eastern, Suite 200
Las Vegas, Nevada 89123
(702) 616-3093
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of Communications to:
Gary R. Henrie, Esq.
8275 S. Eastern, Suite 200
Las Vegas, Nevada 89123
Tel: (702) 616-3093 Fax: (435) 753-1775
Approximate date of commencement of proposed sale to public:
From time to time after the effective date of this registration statement.
If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
CALCULATION OF REGISTRATION FEE

	Amount to	Proposed Maximum	Proposed Maximum
Title of Each Class of	be	Offering Price	Aggregate	Amount of
Securities To Be Registered	Registered(1)	Per Share	Offering Price	Registration Fee(2)
Common stock, par value $.001 per share	7,768,499 shares	$10.00	$77,684,990	$9,143.52

(1)	Number of shares to be registered includes shares of common stock underlying warrants, grants, options and convertible notes. Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments. Our shares issuable upon options, warrants, grants and convertible notes are 2,014,999.

(2)	Previously paid.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting offers to buy these securities in any state where such offers are not permitted.

Subject to completion,
November 14, 2005
PROSPECTUS
7,768,499 Shares
STINGER SYSTEMS, INC.
Common Stock
We are registering 7,768,499 shares of common stock. Of those shares, 2,014,999 are issued or issuable upon the exercise of the warrants, options, grants or the conversion of convertible notes of Stinger Systems, Inc., a Nevada corporation (“Stinger Systems”), held by the selling stockholders. The selling stockholders will receive all of the proceeds from the sale of the shares. We will pay all expenses incident to the registration of the shares under the Securities Act of 1933, as amended.
Our common stock is currently quoted in the “Pink Sheets” under the symbol “STIY.PK.” However, until such time as our common stock is quoted on the OTC Bulletin Board or traded on the NASDAQ Small Cap Market or NASDAQ National Market System or other National Market System, all selling stockholders will sell at the stated fixed price of $10.00 per share. Thereafter the shares will be sold at prevailing market prices or privately negotiated prices. On November 11, 2005, the last reported sale price of our common stock was $4.40 per share.
Investing in our common stock involves risks, which are described in the “Risk Factors” section beginning on page 7 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 14, 2005.

You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with any information or represent anything not contained in this prospectus, and, if given or made, any such other information or representation should not be relied upon as having been authorized by us. The selling stockholders are not offering to sell, or seeking offers to buy, our common stock in any jurisdiction where the offer or sale is not permitted. You should not assume that the information provided in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
In addition to historical information, this prospectus contains forward-looking statements. The words “forecast”, “eliminate”, “project”, “intend”, “expect”, “should”, “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those discussed in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:
•	Our ability to achieve our business of producing and selling products;

•	Our ability to attract, retain and motivate qualified employees and management. The impact of federal, state or local government regulations;

•	Competition in the electronic defense technology industry;

•	Availability and cost of additional capital;

•	Litigation in connection with our business, including potential wrongful death claims;

•	Our ability to protect our trademarks, patents and other proprietary rights;

•	Other risks described from time to time in our periodic reports filed with the Securities and Exchange Commission
This list of factors that may affect future performance and the accuracy of forward-looking statements are illustrative but not exhaustive. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.
Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

PROSPECTUS SUMMARY
The following summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors” and our consolidated financial statements and accompanying notes. Any references to “Stinger Systems”, “we”, “us” or “our” refer to Stinger Systems, Inc. and our subsidiary, Electronic Defense Technology, LLC, an Ohio limited liability company.
Our Business
Stinger Systems is in the business of producing and marketing less-lethal electronic restraint products to law enforcement, correctional facilities, professional security and military sectors. Stinger Systems’ products include the Ultron II® handheld contact stun gun, the Ice-Shield electronic immobilization riot shield, and the Bandit / REACT system, an electronic immobilizing restraint. Stinger Systems’ primary focus is the “Stinger” projectile stun gun. Stinger’s success is largely dependent upon the commercialization of its Stinger projectile stun gun.
Our Offices
Stinger Systems, Inc. is a Nevada corporation organized on July 2, 1996. Our principal executive offices are located at 2701 N. Rocky Point Drive, Suite 1130, Tampa, FL 33607. The telephone number of our principal executive offices is (866) 788-6746.
Our Website
Our Internet address is www.stingersystems.com. Information contained on our website is not part of this prospectus.
The Offering

Shares of common stock offered by us:	None.
Shares of common stock that may be sold by the selling stockholders:	7,768,499.
Our common stock is currently quoted in the “Pink Sheets”. However, until such time as our common stock is quoted on the OTC Bulletin Board or traded on the NYSE, AMEX, NASDAQ Small Cap Market or NASDAQ National Market System, all selling stockholders will sell at the stated fixed price of $10.00 per share. Thereafter the shares will be sold at prevailing market prices or privately negotiated prices.
Use of proceeds:
We will not receive any proceeds from the resale of the shares offered hereby, all of which proceeds will be paid to the selling stockholders.
Risk factors:
The purchase of our common stock involves a high degree of risk. You should carefully review and consider “Risk Factors” beginning on page 7.

Pink Sheet Trading Symbol:	STIY.PK
We will pay all expenses incident to the registration of the shares under the Securities Act.

SELECTED FINANCIAL DATA
The following selected consolidated statement of operations and balance sheet data are derived from our audited consolidated financial statements. The consolidated financial statements and their notes and the report of the independent registered accounting firm are included elsewhere in this prospectus. This selected consolidated financial data should be read in conjunction with the consolidated financial statements and their notes, “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and other financial information included elsewhere in this prospectus.

	Predecessor Operations					The Company	Predecessor	The Company
					January 1,	September 24,
					2004 to	2004	Six
	Years ended December 31,				September	to December	Months Ended
					24,	31,	June 30,
	2000	2001	2002	2003	2004	2004	2004	2005
	(Unaudited)	(Unaudited)					(Unaudited)	(Unaudited)
Statement of Operations Data:
Sales	$331,981	$394,673	$361,913	$264,471	$198,981	$63,306	$144,006	$269,606
Gross Margin (Loss)	173,058	222,138	149,098	108,647	54,859	11,620	48,830	(150,295)
Loss from Operations	(10,022)	(20,317)	(208,259)	(237,363)	(192,470)	(8,820,199)	(150,659)	(5,709,601)
Net Loss	(14,220)	(31,493)	(219,272)	(273,922)	(230,932)	(8,830,467)	(171,949)	(5,674,517)

Net Loss Per Share Basic and Diluted	—	—	—	—	—	$(0.70)	—	$(0.38)

Basic and Diluted Weighted Average Number of Common Shares Outstanding	—	—	—	—	—	12,640,900	—	15,000,643

Pro Forma Net Loss Per Share Basic and Diluted Net Loss Per Share	$(0.00)	$(0.00)	$(0.02)	$(0.03)	$(0.02)	—	$(0.02)	—

Weighted Average Number of Common Shares Outstanding	10,750,000	10,750,000	10,750,000	10,750,000	10,750,000	—	10,750,000	—

Balance Sheet Data:
Current Assets	96,298	75,913	$67,680	$69,695	$13,232	$9,334,233	$41,969	$6,572,805
Equipment and Furnishings	16,857	11,584	118,454	93,724	73,204	105,764	81,549	196,193
Total Assets	113,155	87,497	186,134	163,419	86,436	12,543,911	123,518	9,684,060
Current Liabilities	42,375	48,210	68,119	97,441	43,746	556,970	102,910	903,818
Long Term Debt	65,000	65,000	363,000	584,885	792,529	—	711,462	—
Stockholders Equity (Deficit)	5,780	(25,713)	(244,985)	(518,907)	(749,839)	10,599,441	(690,856)	7,392,742
RISK FACTORS
This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below in addition to the other information contained in this prospectus before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline and you may lose part or all of your investment. In the opinion of management, the risks discussed below represent the material risks known to the company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock.

We have a history of operating losses and anticipate future operating losses until such time as we can generate additional sales.
Since beginning operations, we have sustained substantial operating losses. At the present time we do not generate sufficient revenues to pay our operating expenses. In addition, we expect to accelerate our losses in the near future as we increase our expenses to introduce our new Stinger projectile stun gun.
If we do not obtain additional funding as needed, we may be unable to fund our re-engineering and production activities and to adequately pursue our business plan.
In November and December, 2004, we closed on private placements of 2,100,000 shares of our common stock for net proceeds of $9,864,965. However, our business plan requires significant ongoing expenditures for product engineering and testing and for the marketing of our products. It is possible that we will need additional outside funding sources in the future to continue the production and the promotion of our products. If we are not successful in obtaining additional funding for operations, if and when needed, we may have to discontinue some or all of our business activities and our stockholders might lose all of their investment.
Our failure to properly design the Stinger projectile stun gun would have a material adverse effect on our operations.
Stinger Systems will be devoting its capital and management efforts to the design, production and marketing of the Stinger projectile stun gun. There is no assurance that our current design will meet our targeted specifications and tolerances, or that we will be able to manufacture it on a timely basis at a competitive price. The initial design of the electrical components made the Stinger stun gun difficult and time consuming to assemble. Additionally, both the original mold for the Stinger stun gun and the mold for the ammunition needed to be redesigned to provide better fit and allow for mass production on an economical basis. While the Company is currently addressing these issues, failure to timely resolve these issues will delay the rollout of the Stinger stun gun. Failure to introduce the Stinger stun gun on a timely basis would have a material adverse effect on the Company and investors could lose their entire investment.
If we fail to convince the market place that we have competitive products, we will not be commercially successful.
Even if we are successful in designing products competitive to those of our competitors, it will be necessary for us to educate and convince the market place of that competitiveness. If we are unable to do so, we will not be able to achieve the market penetration necessary to become commercially successful and our investors may lose their investments.
If third party manufacturers do not perform in a commercially reasonable manner, Stinger Systems may not be successful.
The Company relies entirely on third parties to manufacture its products. The Company does not have long-term supply contracts with these third party manufacturers and instead works on an order-by-order basis. By not having long-term supply contracts, the Company runs the risk that its current suppliers will opt to discontinue their relationship with the Company thereby interrupting the flow of products and significantly limiting the Company’s ability to operate its business. If alternative third party manufacturers could not be located in a timely manner, the Company would go out of business and investors would lose their entire investment.
The Company currently uses three primary third party manufacturers. NDT/Quantech Electronics, Flint, MI, produces the transformers for the Company’s products. K&F Electronics, Fraser, MI, produces the circuit boards for the Company, and TriTown Precision Plastics, Deep River, CT, produces the plastic components and performs the final assembly of the Company’s products.
The Company owns all of the rights, drawings, and intellectual property regarding schematics of the electronics of its products. Circuit board manufacturing and transformer winding companies are a common business throughout the world. The Company has already looked at alternative sourcing and intends to eventually have multiple suppliers providing transformers and circuit boards when economies of scale merit such sourcing. The Company does not anticipate any business interruption if any of its suppliers could no longer supply or work with the Company on the Company’s terms.
Our primary competitor, Taser International Inc., has an established name in the marketplace with both distributors and the end-users of stun products.
Taser International is the dominant player in our industry. Taser has been able to successfully launch its products, and penetrate the marketplace. While we hope to design a product that is competitive with those offered by Taser, there is no assurance that we will be able to do so or that we will be able to successfully market such products if we are successful in designing them. Unless we are able to persuade distributors or manufacturer’s representatives and end-users of the competitiveness of our products, we will be unable to generate sufficient sales of our products to become viable. Further, Taser already has contracts with a number of distributors and end-users, who may be unwilling or unable to distribute or purchase our products, respectively.
Negative publicity about less-lethal stun weapons may negatively impact sales of our products.
There have been a number of negative articles about the use and abuse of less-lethal weapons by law enforcement and correctional officers. There have also been accusations that stun guns have caused the deaths of subjects who have been stunned. The safety of such less-lethal weapons has become a matter of some controversy and continued negative publicity about the use of less-lethal stun devices may negatively impact the sale of our products.
The sale and use of our products may result in claims against us.
As noted above, the use of stun weapons has been associated with injuries, some serious and permanent, including death. While we are attempting to design the Stinger projectile stun gun to diminish the risk of injury, there can be no assurance that injuries will not occur from the use of the product. Such injuries could result in claims against Stinger Systems. Although we intend to maintain liability insurance for our products, there can be no assurance that the coverage limits of our insurance policies will be adequate.

Claims brought against us, whether fully covered by insurance or not, will likely have a material adverse effect upon us.
We have been sued by Taser International, Inc. which could result in a judgment against us that could negatively impact our operations.
Stinger Systems is a defendant in a lawsuit brought by Taser International pending in the United States District Court for the Western District of North Carolina. In the suit, Taser principally asserts a claim for false advertising and seeks injunctive relief, monetary damages in an unspecified amount, trebling of damages, attorney’s fees and destruction of certain advertising material. A judgment in the suit adverse to our interests could jeopardize our business operations and exhaust the Company’s cash reserve and investors may lose their entire investment.
We have received a “Wells Notice” from the SEC
Stinger has been responding to an investigation by the Securities and Exchange Commission (“SEC”), which commenced in December 2004. In connection with the investigation, Stinger has received a “Wells Notice” from the SEC indicating that the staff intends to recommend that the SEC institute an action against the Company, alleging that the Company violated Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder and Sections 5(a), 5(c), and 17(a) of the Securities Act of 1933. The proposed allegations relate to purported representations that the Company made about one of the Company’s products regarding when the Company would be shipping the product, the product’s status with the Bureau of Alcohol, Tobacco, and Firearms, the performance of the product, and where the Company’s stock was trading. The allegations further related to the lack of registration for sales of stock in late 2004 made by three individuals who were not officers, directors, or employees of the Company. Under the Wells process established by the SEC, we were provided an opportunity to respond in writing before the staff makes a formal recommendation to the SEC regarding any action. Stinger has responded to the Wells Notice and is fully cooperating with the SEC to resolve this matter as promptly as practicable. A judgment from this action adverse to our interests could jeopardize our business operations and exhaust the Company’s cash reserve and investors may lose their entire investment.
Claims by others that our products infringed their patents or other intellectual property rights could adversely affect our financial condition.
Any claim of patent or other proprietary right infringement brought against us would be time consuming to defend and would likely result in costly litigation, diverting the time and attention of our management. Moreover, an adverse determination in a judicial or administrative proceeding could prevent us from developing, manufacturing and/or selling some of our products, which could harm our business, financial condition and operating results. Claims against our patents may cost the Company significant expenses to defend and if our patents are not upheld, the Company may not be able to continue operations and the investors may lose their entire investment.
We may not be able to protect our patent rights, trademarks, and other proprietary rights.
We believe that our patent rights, trademarks, and other proprietary rights are important to our success and our competitive position. While we have patents and licenses with respect to certain of our products, there is no assurance that they are adequate to protect our proprietary rights. Accordingly, we plan to devote substantial resources to the establishment and maintenance of these rights. However, the actions taken by us may be inadequate to prevent others from infringing upon our rights which could compromise any competitive position we may develop in the marketplace. The inventor of two of our patents has the right to refund the purchase price to us if his stock is not registered and convert the patent ownership back into a worldwide exclusive perpetual license. The cost of the license upon reversion would be $826 per month and 1.75% of the cost of weapons produced. We do not anticipate this reversion, but if it occurs, it may be perceived negatively in the marketplace and have an adverse effect on our stock price.
Law enforcement, correction and military operations are government agencies which are subject to budgetary constraints, which may inhibit sales.
Government agencies are generally subject to budgets which limit the amount of money that they can spend on weapons procurement. It may be that although a government agency is interested in acquiring our products, it will be unable to purchase our products because of budgetary constraints. Further, the lead time for an agency acquiring new weapons and receiving approval to acquire them may delay sales to such agencies. Any such delay will have an adverse effect upon our revenues.
There exist some state, local and international regulations and/or prohibitions on less-lethal weapon systems which will make it more difficult or impossible to market our products in those jurisdictions thereby limiting potential revenues.
Some states prohibit the sale of less-lethal weapon systems. Additional negative publicity with respect to less-lethal weapon systems may cause other jurisdictions to ban or restrict the sale of our products. Internationally, there are some countries which restrict and/or prohibit the sale of less-lethal weapon systems. Further, the export of our less-lethal weapon systems is regulated. Export licenses must be obtained from the Department of Commerce for all shipments to foreign countries other than Canada. To the extent that states, local governments or other countries impose restrictions or prohibitions on the sale and use of our products or to the extent we are unable to obtain export licenses for the sales of our weapons to international customers, our sales could be materially adversely impacted.
If we cannot retain or hire qualified personnel, our programs could be delayed.
Our business is a technical and highly specialized area of the firearms industry. We are dependent on the principal members of the management and technical staff. The loss of key employees could disrupt our research and development and product promotion activities. We believe that our future success will depend in large part upon our ability to attract and retain highly skilled, scientific and managerial personnel. We face intense competition for these kinds of personnel from other companies and organizations. We might not be successful in hiring or retaining the personnel needed for our company to be successful.
Because our common stock is traded only on the Pink Sheets, your ability to sell your shares in the secondary trading market may be limited
Our common stock is traded only on the Pink Sheets. Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and coverage by security analysts and the news media, if any, of our company. As a result, prices for shares of our common stock may be different than might otherwise prevail if our common stock was quoted or traded on a national securities exchange such as the New York Stock Exchange, NASDAQ, or the American Stock Exchange.

Our stock price has been volatile and your investment in our common stock could suffer a decline in value.
Our common stock is traded on the Pink Sheets. The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control. These factors include:
•	sales of the Stinger projectile stun gun;

•	announcements of technological innovations or new products by us or our competitors;

•	government regulatory action affecting our products or our competitors’ products;

•	developments or disputes concerning patent or proprietary rights;

•	actual or anticipated fluctuations in our operating results;

•	changes in our financial estimates by securities analysts;

•	broad market fluctuations; and

•	economic conditions in the United States.
From November 12, 2004 through November 11, 2005, the closing sales price of our stock has ranged from $1.25 to $48.55. Our stock closed on November 11, 2005 at $4.40.
Sales of a substantial number of shares of our common stock in the public market, including the shares offered under this prospectus, could lower our stock price and impair our ability to raise funds in new stock offerings and impair the ability of stockholders to receive a return on their investment in Stinger Systems.
Future sales of a substantial number of shares of our common stock in the public market, including the shares offered under this prospectus, or the perception that such sales could occur, could aversely affect the prevailing market price of our common stock and could make it more difficult for us to raise additional capital through the sale of equity securities and reduce the chances of persons who have invested in Stinger Systems of receiving a return on their investment.
Purchasers in this offering will experience immediate and substantial dilution of their investment.
We expect that the offering price per share of the shares being sold by the Selling Stockholders will significantly exceed the net tangible book value per share of the outstanding common stock. Accordingly, purchasers of common stock in this offering would pay a price per share that substantially exceeds the value of our assets after subtracting our liabilities.
Exercise of outstanding options, warrants and convertible securities will dilute existing shareholders and could decrease the market price of our common stock.
As of November 11, 2005 we had 15,053,500 shares issued and outstanding, 2,014,999 shares of common stock that could be issued upon the exercise of options, warrants, grants and convertible securities, and 50,000 shares not included in this registration that could be issued pursuant to the Stinger Systems, Inc. Employee Stock Option & Stock Bonus Plan. There can be no guarantee that any or all of the warrants, grants, options or convertible securities will be exercised or converted. To the extent these underlying shares are ultimately issued, there will be further dilution to investors in this offering. There are 8.195 million shares not being registered that are subject to Rule 144. The existence or exercise of the outstanding options, grants, warrants or convertible notes may adversely affect the market price of our common stock and the terms under which we could obtain additional equity capital.
We likely will issue additional equity securities which will dilute your share ownership.
We likely will issue additional equity securities through the exercise of options, grants, convertible notes, or warrants that are outstanding or may be outstanding, and possibly to raise capital. These additional issuances will dilute your share ownership.
Any short selling of our stock could depress the stock’s price and have a negative impact on the investments in Stinger Systems by our stockholders.
Downward pressure on our stock price could result from the occurrence of any of the risk factors set forth herein as well as from other factors that relate generally to stocks that trade in the securities markets. Downward pressure on our stock could result in short sales of stock that could further depress the price. The further depression of the stock price could then encourage additional short selling with the end result being a downward spiral of our stock price. If short selling of our stock should commence in the market, the net effect could be an overall drop in share price thereby having a negative effect on any person owning shares of Stinger Systems stock.
We do not intend to pay any cash dividends on common stock in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock.
We have never paid a cash dividend on our common stock. We do not intend to pay cash dividends on our common stock in the foreseeable future and, therefore, any return on your investment in our common stock must come from increases in the fair market value and trading price of our common stock.
USE OF PROCEEDS
Shares totaling 7,768,499 offered by this prospectus are being offered solely for the account of the selling stockholders. We will not receive any proceeds from the sale of the shares by the selling stockholders. Some of the common shares registered hereby totaling 2,014,999 in the aggregate underlie certain warrants, options, grants and convertible notes. We would receive over $7.5 million upon payment of the exercise price of those warrants and options and would lower our debt upon the conversion of notes. Some warrants allow for cashless exercise and we will not receive any proceeds from a warrant exercised under the cashless exercise provisions or from any warrants that are not exercised. However, a cashless exercise is available only if after one year from the date of issuance of the warrants there is no effective registration statement registering the resale of the warrant shares by the holder. We intend to use proceeds from the exercise of warrants, if any, for general working capital. It should be noted that there is no guarantee that all or any of the warrants will be exercised.
DETERMINATION OF OFFERING PRICE
The $10.00 per share offering price of our common stock was arbitrarily determined. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value. At the time of the preparation of this prospectus, sales of our common stock were below the offering price of $10.00. The Company does not believe these lower common stock sales prices to be the fair value of the company’s stock. We believe the trading price is down due to production schedules being delayed. We anticipate that more significant revenues will begin to be realized by the Company in the near future and that the stock price will respond to these revenues and be closer to $10.00 per share, which we believe is closer to the value of our stock.
We have applied for a listing of our common stock on the NASDAQ small cap or national market system. There is no assurance that our application will be approved. We intend to file a registration statement under the Securities Exchange Act of 1934 (the “Exchange Act”) in order that we become a reporting company under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If a market for our stock develops as a result of becoming listed on the OTC Bulletin Board, NYSE, AMEX or NASDAQ market, we anticipate the actual price of sale will vary according to the market for our stock at the time of resale.
MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS
On November 12, 2004, our stock began trading on the Pink Sheets. Our stock trades on the Pink Sheets under the symbol STIY.PK. Beginning on November 12, 2004 through November 11, 2005, our stock has traded at between $1.25 and $48.55 per share. It should be noted that the Securities and Exchange Commission has taken the position that for certain regulatory purposes, the trading of our shares on an unsolicited basis as traded on the Pink Sheets does not constitute an established trading market.
On November 11, 2005, our stock closed at $4.40. You are advised to obtain current market quotations for our common stock. No assurance can be given as to the market prices of our common stock at any time after the date of this prospectus.
As of September 9, 2005, there were approximately 1,188 holders of record of our common stock. This number does not include individual stockholders who own common stock registered in the name of a nominee under nominee security listings.
We have not declared or paid any cash dividends on our common stock since our inception. We do not intend to pay any cash dividends in the foreseeable future.
We have a total of 2,014,999 common shares that may be issued upon the exercise of options, warrants, grants and convertible securities. In addition, we have 50,000 shares not included in this registration that could be issued pursuant to the Stinger Systems, Inc. Employee Stock Option & Stock Bonus Plan. We have a total of up to 1,000,000 common shares that may be sold pursuant to Rule 144. We have a total of 2,000,000 common shares that are subject to a registration rights agreement. Those shares are being registered as a part of this offering.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
Executive Summary
Stinger Systems, Inc. (the “Company”) purchased Electronic Defense Technologies, LLC (“EDT”) in September of 2004 for the purpose of accelerating the manufacture and sale of a projectile stun gun to the law enforcement, corrections and military sectors. The purchase was based on the anticipated value of the EDT licenses and patents (#5,193,048 & D323,870), prototype projectile stun gun, existing product lines and track record in serving the law enforcement community. The Company’s primary focus since the acquisition of EDT has been on the commercial development and manufacturing of the Stinger projectile stun gun. In order to finance the Company through the commercial introduction of the Stinger, the Company sold 2,100,000 shares of non-registered stock in a private transaction for net proceeds of $9,834,965 in December of 2004 and entered into a warrant agreement to sell an additional $7.5 million of common stock at a $7.50 per share exercise price. This filing includes the registration of these investment shares as required in the placement agreement as well as other shares owned by various parties including, management and board members.
Since the acquisition of EDT, the Company has extensively redesigned its projectile stun gun, now referred to as the Stinger, with the goal of providing a weapon with the feel and size of a traditional firearm, but offering a unique look that would not readily be confused with a traditional firearm. After the design was essentially completed, mold design and redesign of the electronics began. The electronics needed to be reduced to incorporate an overall smaller electronics package than existed in the predecessor gun, and to incorporate a number of additional features including data capture and display of the time and date of use, ambient temperature, duration of use and number of cycles fired.
After producing numerous versions of the Stinger projectile stun gun, the Company began limited production on March 20, 2005. Inefficiencies discovered in the design hampered production and required correction before volume commercial production could commence. These inefficiencies included the mold design, electronics design, camera mount, design of the ammunition cartridges, internal packaging and numerous assembly issues. Working with outside engineering firms, the Company is addressing each of these issues and currently believes, based on preliminary internal product tests, that it may begin volume commercial production and shipment of the Stinger in the fourth quarter of 2005.
While the Company is encouraged with results of numerous internal tests conducted on the Stinger to date, final testing of the product can only be conducted once production commences. It may be the case that further modifications of the Stinger will be required before commercial shipments of the Stinger are possible. As a result, the Company can give no definitive assurances that it will begin commercial production in the fourth quarter of 2005.
Management believes that the Company has enough cash on hand to continue operations and testing of the Stinger for one year. When the product becomes available for sale, the Company does not anticipate generating revenues for a period of sixty days after release while customers test and evaluate the gun.
The Company anticipates spending an additional $100,000 on engineering and $300,000 on medical testing of the Stinger projectile stun weapon. We also anticipate spending $300,000 on marketing our products over the next 12 months.
The Company is currently using and plans to continue to use third parties to manufacture components for its products and to assemble its products. The Company is under no contractual obligation to any of these parties. While it is the Company’s intention to initially manufacture the gun and its components in the United States, the Company can give no assurances that it will continue to do so. Electronics are easily sourced throughout the world and the Company will continually seek best pricing and highest quality components for its products.
Product shipments will be handled by the Company. The Stinger projectile stun weapon is classified as a firearm and therefore subject to various regulations of the U.S. Bureau of Alcohol, Tobacco, and Firearms (ATF). To comply with these regulations Company employees are located on site with the assembler of the Stinger in order to maintain proper records and oversee production.

Background
In September, 2004, agreements were reached between Stinger Systems, Inc. (formerly United Consulting Corporation) (the “Company”), Electronic Defense Technology, LLC (“EDT”), EDT Acquisition, LLC (“EDTA”), Mr. Richard Bass (owner of 100% of the member interest in EDT) (“Bass”), and Mssrs. Robert F. Gruder and T. Yates Exley (owners of 100% of the member interest in EDTA). These agreements enabled EDTA to acquire a 95% ownership interest in EDT in exchange for a combination of notes payable and cash of $450,000. Subsequent to this purchase the Company exchanged 9,750,000 shares of its $0.001 par value common stock for 100% of the ownership interest in EDT.
These transactions were entered into to allow the Company to acquire several patents and licenses related to electronic stun devices. The Company subsequently purchased the patents applicable to these licenses in exchange for the issuance of 75,000 shares of the Company’s common stock. Upon the purchase of the patents, the licenses were canceled. Also, the Company issued 25,000 shares of its common stock for the acquisition of miniature camera technology.
Due to the small sales volume of its existing products, EDT had reported operating losses of approximately $769,839 from January 1, 2002 to September, 2004. The new management of the Company has made the manufacture, commercial design, distribution and sale of the handheld projectile stun gun its main sales objective.
The Company after it’s acquisition of EDT required funds to support current operations and to provide future working capital. In September, 2004, the Company sold 1,122,000 shares of common stock for $400,000 to two individuals who were accredited investors, one of which is the father of T. Yates Exley, a member of the Board of the Company. In December, 2004, the Company sold 2,100,000 shares of common stock for net proceeds of $9,834,965.

Results of Operations
The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this offering circular. This discussion contains forward-looking statements that involve risks and uncertainties. Stinger Systems’ actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled “Risk Factors” included elsewhere in this offering circular.

	Predecessor Operations			The Company		The Six Months
				September 24,		Ended June 30,
	Years ended		January 1, 2004	2004 to
	December 31,		to September	December 31,	Pro Forma	Predecessor	The Company
	2002	2003	24, 2004	2004	Results 2004	2004	2005
						(Unaudited)	(Unaudited)
Sales	$361,913	$264,471	$198,981	$63,306	$262,287	$144,006	$269,606
Cost of Production and Sales	(212,815)	(155,824)	(144,122)	(51,686)	(195,808)	(95,176)	(419,901)
Gross Margin (Loss)	149,098	108,647	54,859	11,620	66,479	48,830	(150,295)
Selling Expenses	—	—	—	45,348	45,348	—	158,077
General and Administrative Expenses
Employee Cost	87,841	87,022	57,011	78,829	135,840	41,846	310,904
Employee Acquisition Cost		—	—	7,520,000	7,520,000	—	2,517,818
Employee Severance Cost	—	—	—	—	—	—	719,346
Other	208,629	206,995	165,136	1,131,303	1,296,439	141,903	1,188,171
Depreciation	56,817	47,430	20,520	404	20,924	13,680	197,305
Research and Development	4,070	4,563	4,662	55,935	60,597	2,060	467,685
Loss from Operations	(208,259)	(237,363)	(192,470)	(8,820,199)	(9,012,669)	(150,659)	(5,709,601)
Interest (Expense) Income Net	(11,013)	(36,559)	(38,462)	(10,268)	(48,730)	(21,290)	35,084
Net Loss	$(219,272)	$(273,922)	$(230,932)	$(8,830,467)	$(9,061,399)	$(171,949)	$(5,674,517)
The following summary sets forth the products and quantities sold during each of the periods presented above.

	Years Ended		January 1, 2004	September 24, 2004	Pro	Six Months
Product	December 31,		to	to	Forma	Ended June 30,
Name	2002	2003	September 24, 2004	December 31, 2004	2004	2004	2005

Band-It	217	60	59	5	64	44	129
Shield	101	43	25	5	30	22	30
Ultron II	431	112	85	21	106	43	112
Manuals	8,136	7,666	5,139	519	5,658	3,209	4,474
Powertron			2		2

Comparison of the Years Ended December 31, 2003 and 2002
Sales decreased by $97,442 or 27% from $361,913 to $264,471. This decline in sales was attributable to the Company’s limited marketing effort in 2003 resulting from fewer products being sold. The net loss increased $54,650 or 25% due to less gross margin earned on reduced sales and increased interest expense partially offset by a $9,387 reduction in depreciation expense. Outstanding long-term debt increased $228,000, or 63% in 2003; therefore resulting in higher interest expense.
Comparison of the Years ended December 31, 2004 (Pro Forma) and 2003
The operating results for the period January 1, 2004 to September 24, 2004, if annualized would approximate the results of operations for the year ended December 31, 2003. As of September 24, 2004, the Company was acquired by new owners and, as a result, the business objectives of the Company were significantly altered.
After September 24, 2004, the management of the Company placed its major emphasis during this time period on the employment of qualified individuals to assume executive management and selling positions with the Company. In December, 2004, the Company entered into an employment agreement with Roy C. Cuny, former president and chief executive officer of Smith & Wesson Holding Corporation. The employment agreement included among other provisions, a stock option to purchase 500,000 shares of the Company’s common stock for $1.00. The fair value of the option shares was $7,520,000 and has been reflected as employee acquisition cost at December 31, 2004, since the options vested immediately.
The other general and administrative expenses primarily consist of consulting fees ($315,000), director fees ($93,000), legal fees ($480,000), research and development cost ($56,000) and a one time payment to Smith & Wesson Holding Corporation of ($152,000) associated with the employment of Mr. Roy C. Cuny. Approximately $419,000, of these costs and expenses, represents non-cash charges due to the fact that the Company exchanged shares of its common stock for services rendered.
Comparison of the six months Ended June 30, 2004 and 2005 (Unaudited)
Upon the acquisition of the Company on September 24, 2004, the direction of the Company’s business changed under a new management team which focused the Company on commercialization of the Stinger projectile stun gun. No sales of the Stinger projectile stun gun are included in either six month period. Sales of the carryover products in the six months ended June 30, 2005 increased $125,600 or 87%. This increase resulted from higher visibility of the Company in the marketplace which was the result of promotions of its Stinger projectile stun gun at seminars, conferences and sales conventions. The cost of production and sales for the six months ended June 30, 2005, includes the writteoff of defective circuit boards for the stun gun in the amount of $268,375 which caused a gross loss for the period. Employee costs’ increased by $269,058 due to an increase in the number of employees. The Company incurred non-cash charges for employee acquisitions of $2,517,818 as the cost of stock options granted to a new employee, which became fully vested upon his leaving the Company in April of 2005 and the cost of a stock grant to the new Chief Financial Officer. The six months ended June 30, 2005 include employee severance cost associated with the leaving of two employees in the amount of $719,346. Other operating costs for the six months ended June 30, 2005, include professional fees of $375,540. Research and development costs incurred in connection with the Stinger projectile stun gun were $467,685.

Liquidity and Capital Resources
At June 30, 2005, the financial statement of the Company reflected a cash balance of $6,122,441. These funds will be used to meet the Company’s liquidity needs for the remainder of 2005 and into 2006.
The Company reported negative operating cash flows from operating activities of $412,056 for the period September 24, 2004 to December 31, 2004. The operating loss of $8,830,467 was offset by non-cash charges of $7,938,700 which represented the value of stock issuances and stock options exchanged for services rendered. The Company paid deposits on certain inventory purchases of $139,190 and had unpaid commitments for inventory purchases of $1,497,140 at December 31, 2004. During the six month period ended June 30, 2005, the Company paid $331,440 of the inventory purchase commitment. The Company had committed to the purchase of 10,000 circuit boards from a vendor, however, when the first delivery of circuit boards was received, they were found to be defective. The entire $1,165,700 inventory purchase commitment was cancelled. At June 30, 2005, the Company has no inventory purchase commitments.
During the six month period ended June 30, 2005, the Company reported a use of funds by its operating activities of $2,827,933.
The Company used $168,260 during the six months ended June 30, 2005 to purchase equipment, fixtures and patents. The Company has no outstanding commitments to purchase equipment, fixtures or patents.
In May of 2005, the Company repurchased 10,000 shares of its stock for $50,000 cash to rescind and cancel certain provisions in a previous agreement.
As of December 31, 2004, the Company sold 3,222,000 shares of its common stock and received net proceeds of $10,234,965. These proceeds were used to pay a $600,000 note that was assumed by the Company in September, 2004, and the remaining proceeds were to be used for operations and working capital.
Based on our current plans and market conditions, we believe that our existing cash and current operations will be sufficient to satisfy our anticipated cash requirements for at least the next twelve months. However, we cannot be certain that our planned levels of revenue, costs and expenses will be achieved. If our operating results fail to meet our expectations or if we fail to manage our inventory, accounts receivable or other assets, we could be required to seek additional funding through public or private financings or other arrangements. In addition, as we continue to expand our product offerings, channels and geographic presence, we may require additional working capital. In such event, adequate funds may not be available when needed or may not be available on favorable or commercially acceptable terms, which could have a negative effect on our business and results of operations.
Intangible Assets
The Company’s intangible assets consist of two pending patents and four patents for stun gun technology with a carrying value of $2,672,620 and a pending patent for a miniature camera which may work with the stun gun, but has other applications as well with a carrying value of $430,000.
The acquisition of EDT by EDTA was accounted for under the purchase method of accounting. Under this method, the assets acquired and the liabilities assumed were recorded at their fair values at September 24, 2004. The acquisition cost exceeded the values assigned to assets and liabilities acquired by $1,160,820. This amount was recorded as an intangible asset. Management has determined that the intangible asset value is related solely to the stun gun technology. The acquisition of the remaining 5% of EDT added another $24,300 to the stun gun intangible asset. The stun gun technology patents; #D323,870 - “The Ornamental Design for an Electronic Restraint Weapon” and #5,193,048 — “Stun Gun with Low Battery Indicator and Shutoff Timer” were acquired in the EDT Acquisition from Mr. Richard Bass and have a carrying value of $1,185,120.
On November 26, 2004, the Company acquired certain patents related to the product license: patent #5,841,622 – “Remotely Activated Electrical Discharge Restraint Device Using Biceps Flexion of the Leg to Restrain” granted November 24, 1998, and patent #6,573,073 – “Method and Apparatus For Implementing A Two Projectile Electrical Discharge Weapon” granted June 10, 2003 from James F. McNulty, Jr., a non-related party in exchange for $100,000 cash and 75,000 shares of the Company’s redeemable common stock. The 75,000 shares of common stock were valued at $18.50 per share (the quoted pink sheet price on November 26, 2004). The value of the intangible asset assigned to the stun gun from this transaction was $1,487,500. There was no carrying value or purchase price assigned to the Band-IT design patent. The patents related to the Band-IT technology are intertwined in the stun gun technology, and is the sole purpose for which the Company purchased the original patents from the inventor. Upon acquiring the patents, the related license agreement was canceled.
On December 4, 2004, the Company acquired 100% of the ownership interest in Questek, a California Sole Proprietorship, from Joseph Valencic, a non-related party, in exchange for $75,000 cash (which was not paid until January 6, 2005 but was included in accrued liabilities at December 31, 2004) and the issuance of 25,000 shares of the Company’s common stock. Questek’s only assets were intellectual property rights including a pending patent, trademarks and copyrights. The major asset of Questek was a pending patent on a miniature camera. Questek had no liabilities. The 25,000 shares of common stock issued were valued at $14.20 per share (the quoted pink sheet price on December 4, 2004). Total value of the camera pending patent serial no. 11/012,541 – “Weapon with Illuminator and Camera” at December 31, 2004 is $430,000.
Stinger Systems filed pending patents; serial no. 10/975,563 – “Weapon and Input Device to Record Information” on October 27, 2004 and serial no. 10/957,301 – “Stun Gun” on September 30, 2004. These pending patents were initiated by Stinger Systems on existing Stinger technology and carry no value at this time.
The intangible assets were all acquired in late September through December 31, 2004. The Company performed an impairment test in accordance with the guidance provided in SFAS 142, “Goodwill and Other Intangible Assets”, and have determined that no impairment exists on any of the Company’s assets based on the present value of future cash flows generated from Company assets. The majority of the assets, other than cash, reported on the balance sheet at December 31, 2004 are related to intangible assets. We have performed an impairment analysis on the intangible assets in accordance with SFAS 142, in which we have projected future cash flows specifically related to these intangible assets. Management believes these projections are achievable and are based on conservative projections.
Management’s projections assume a conservative increase of stun gun sales during year 1, and achievable sales projections and costs in year 2 through year 7 of the projection model. In the projection model, management assumed 20,000 sales units during year 1, in which our initial volume production is anticipated to begin in the Fall of 2005, and an established volume of sales during year 2 of 50,000 sales units. The sales units are assumed to increase by 20% in year 3 and 33% in year 4, with years 5 through 7 at a continuous baseline from year 4 with no percentage increase. The model assumes that cartridge sales will be generated at an average of 10 cartridges per year utilization rate for each outstanding stun gun over a three year rolling period, which is consistent with industry experience rates. The stun gun is anticipated to have a three to four year upgrade revenue cycle as the product is improved and new technologies are incorporated. The model assumes a 10 percent return rate. Management assumed a tax rate of 30 percent and a discount factor of 10 percent for the net present value of cash flows. The Stinger and Camera are priced at $599, and $199, respectively, less 18% distributor discount and assumes a 7% commission to sales representatives of which 10% are not subject to the sales commission. The Cartridges are priced at $25 for two cartridges, less 18% distributor discount and assumes a 7% commission to sales representatives of which 10% are not subject to the sales commission. The Stinger, Camera, and Cartridges cost of sales are estimated based on third party manufacturer projections, and assumes a 10% return rate to replace product. The Company anticipates generating positive cash flows during the first year of volume production. However, if the Company does not achieve its projections based on its cash flow assumptions, future impairments may occur. The projections and assumptions are consistent with competitor companies’ revenues and expenses during the earlier stages of growth, and therefore support our future cash flows generated from our working capital and intangible assets.
Generally a patent has a life of 17 to 20 years. The two projectile stun gun patents were granted in 1998, which leaves a remaining life as of December 31, 2004 of 11 years. The patent application on the miniature camera patent was filed on October 27, 2004. Management estimates that once sales of the projectile stun gun begin, the Company can reasonably expect to generate cash flows from the sale of the stun gun for a period of at least seven years, and therefore determined that a reasonable useful life expectancy of the stun gun was seven years. Since it is management’s plan to associate the camera to the stun gun to record the circumstances under which the weapon is used, management estimated that a useful life of seven years was not unreasonable for the camera patent. The seven-year useful life is not inconsistent with other company’s estimates of the useful life of similar products.
Critical Accounting Policies
We have identified the following policies as critical to our business operations and the understanding of our results of operations. The preparation of these financial statements require us to make estimates and assumptions that effect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates. The effect of these policies on our business operations is discussed below where such policies affect our reported and expected financial results.
Revenue Recognition. Our revenue recognition policy is significant because our revenue is a key component of our results of operations. We recognize revenue when delivery of the product has occurred or services have been rendered, title has been transferred, the price is fixed and collectibility is reasonably assured. Sales of goods are final with no right of return.
Warranty Costs. We warrant our products against manufacturing defects for a period of one year. As of June 30, 2005, we have had no significant warranty claims on products sold. Once sales of our new stun gun commence, we expect to make an accrual for warranty claims based on our sales.
Intangible Assets. We have substantial intangible assets. Our estimate of the remaining useful life of these assets and the amortization of these assets will affect our gain from operations. Since we do not have a method of quantifying the estimated number of units that may be sold we have elected to amortize these intangibles over a seven year period beginning in the first quarter of 2005.
Common Stock Issued for Goods and Services. We have issued our common stock for intangible assets and services received or to be received. The values assigned to such stock issuances effects the amount of recorded assets and the amount of recorded expenses. For stock issued before November 12, 2004, (the

Company’s common stock began to be traded in the Pink Sheets on November 12, 2004) we assigned a value of $0.36 to $0.40 per share which approximates the cash received per share for shares sold on September 24, 2004. For shares issued after November 12, we assigned the closing value quoted in the Pink Sheets as the amount of the recorded asset or expenditure. Beginning in May 2005, we began incurring $145,000 per month of liquidated damages as part of the registration rights agreement from the December 2004 financing, of which $45,000 per month of the cash payment has been deferred in consideration of an option to receive the payment in stock to be determined at a future date when the registration becomes effective.
Purchase Accounting. Our purchase accounting policy is to record any acquisitions in accordance with current accounting pronouncements and allocate the purchase price to the net assets. The Company evaluates the fair market values of tangible and intangible assets based on current market conditions, and financial and economic factors. Intangible assets are valued using several cash flow projection models and financial models to establish a baseline for their respective valuations. The Company valued its acquisition of the stun gun technology based on the competitive advantage the technology provides. These competitive advantages are analyzed in relation to the current market and may include valuation techniques, such as the cost to develop the technology, the cost of designing around the claims of the patent or technology, comparable transactions of like-kind patents or technology, and discounted cash flows of future incremental profits that may be generated. The Company valued its intangible assets, including its stun gun technology, utilizing the aforementioned techniques. The Company valued its stun gun technology by comparing current competitor's revenue and assumed a 10% market penetration of this revenue. We also assumed a factor for the increase in the general use of this stun gun technology, the estimated economic life of this current technology of approximately seven years, and the anticipated profit margins that the Company believed was achievable. The Company’s policy is to expense in-process research and development costs at acquisition.
An investment in a Pink Sheet security, such as those quoted on Pink Sheets, is speculative and involves a high degree of risk. Many Pink Sheet securities are relatively illiquid, or “thinly traded,” which tends to increase price volatility. Illiquid securities are often difficult for investors to buy or sell without dramatically affecting the quoted price. In some cases, the liquidation of a position in a Pink Sheet security may not be possible within a reasonable period of time. Reliable information regarding issuers of Pink Sheet securities, their prospects, or the risks associated with the business of any particular issuer or an investment in the issuer’s securities may not be available. As a result, it may be difficult to properly value an investment in a Pink Sheet security. Pink Sheets is not a securities exchange or a broker-dealer. Pink Sheets is an electronic quotation and information service provided to registered broker-dealers to facilitate efficient transactions in Pink Sheet securities. Investors must contact an SEC registered broker-dealer that is a member of the National Association of Securities Dealers (NASD) to invest in a security quoted on the Pink Sheets. The Company used the Pink Sheet price to determine fair market value at the date of the respective transactions in order to value the transactions to best reflect the financial valuation of those parties involved in the transactions.
Our stock quoted on Pink Sheets has traded between the ranges of $1.25 and $48.55, and the average daily trading volume for the past 90 days was 4,990 shares. The public float for the Company is 1,000,000 and the total outstanding shares are 15,053,500 as of the date of this prospectus. Our shares may have risks associated with being traded as a Pink Sheet security in which the factors discussed in this section may impact the stock price and its volatility.
Off-Balance Sheet Arrangements and Commitments
The following table summarizes our contractual obligations at December 31, 2004:

Description	Amount
Office and Warehouse Rental	$24,700
Inventory Purchases	1,497,140

$1,521,840

All obligations were due and payable in 2005. Approximately $331,000 of the inventory purchase commitment was paid during the three months ended March 31, 2005 and $1,165,700 of the commitment was cancelled due to the vendor’s delivery of defective circuit boards. At June 30, 2005, the Company had no outstanding inventory purchase commitments.

BUSINESS
History
Stinger Systems was organized under the laws of the State of Nevada under the name United Consulting Corporation on July 2, 1996. United Consulting Corporation was formed for the purpose of developing business plans for emerging companies. After developing a business plan, United Consulting Corporation intended to provide business consulting services to the management of the company for the purpose of executing the business plan. The business plan development and subsequent business management consulting services were not limited to any particular industry. United Consulting Corporation attempted to establish its own business plan but ultimately failed and never succeeded in conducting viable business operations. Accordingly, not long after its formation, United Consulting Corporation existed only as a dormant corporation. At the time of its acquisition of Electronic Defense Technologies, LLC, it was dormant and was engaged in the business of seeking out a business combination with an operating company. It changed its name to Stinger Systems, Inc. on September 27, 2004. Stinger Systems has never been in bankruptcy, receivership or any similar proceeding. Prior to the acquisition of Electronic Defense Technology, LLC by Stinger Systems, there was no relationship between the officers and directors of Stinger Systems, EDT Acquisition, LLC and Electronic Defense Technology, LLC.
On September 24, 2004, EDT Acquisition LLC, a Michigan limited liability company owned and formed by Robert Gruder and T. Yates Exley, for the sole purpose of acquiring a controlling interest in Electronic Defense Technology, LLC, (“EDT”), acquired a 95% interest in EDT, an Ohio limited liability company. EDT was formed in January of 2000 as a single member LLC for the purpose of manufacturing and marketing electronic restraint products to the law enforcement and correctional sectors. EDT developed several products to serve these sectors. EDT Sales included Powertron (now called Stinger), Band-It, Shield, Ultron II and training manuals. However, it continued to incur operating losses through the date it was acquired by EDT Acquisition, LLC in September of 2004. The business purpose for the acquisition of EDT was to accelerate the Company’s entrance into the electronic restraint market and acquire technology and patents necessary for the Stinger projectile stun gun business. The interest was acquired in exchange for $250,000 in cash and a $200,000 note payable on or before March 24, 2006 from EDT Acquisition, LLC. The 95% interest in Electronic Defense Technologies, LLC together with the remaining 5% interest in the same company was then transferred on the same day to Stinger Systems in exchange for the issuance by Stinger Systems of 9,750,000 shares of Stinger Systems’ common stock. In connection with the transaction, 10,000,000 shares of Stinger Systems that had been issued and outstanding previously was returned to Stinger Systems for cancellation. This transaction transferred control of Stinger Systems to Robert Gruder and T. Yates Exley. Mr. Gruder is Chief Executive Officer and Chairman of the Board of Directors. Mr. Exley is a member of the Board of Directors. The ownership of EDT Acquisition, LLC has now been changed as reflected elsewhere in this registration statement. Mr. Gruder’s portion of the shares of Stinger Systems formerly held in EDT Acquisition, LLC have been paid out of EDT Acquisition, LLC and are held by him directly.
EDT was formed in January 2000 to manufacture and market non-lethal electronic restraint products to the law enforcement, correction and professional security sectors. Its principal products included a hand held stun weapon, an electric riot shield and an electric wrap used to control potentially dangerous persons/prisoners during transport or in court rooms. From January 2000 to acquisition, EDT did final assembly of these products and sold them to the law enforcement, corrections and professional security sectors. In early 2003, EDT began development of a projectile stun gun and developed models of the gun for study and testing. The first sales of the projectile stun gun occurred in 2004.

Our Business
Stinger Systems is engaged in the manufacture of electronic stun devices for the control of, and to provide temporary incapacitation of, potentially dangerous persons. Stinger Systems, through its wholly owned subsidiary EDT, produces a variety of control products including Ice Shield, an electrified riot shield, Bandit, a remote controlled or movement controlled electrified wrap used for controlling potentially dangerous detainees in public situations or during transport, and Ultron, a handheld contact stun device used to temporarily incapacitate potentially dangerous individuals. The products of Stinger Systems are classified under the SIC code 5099. Following is a list of entities that use to some extent one or more of Stinger Systems’ products:

1/1/04 - 9/30/04
Sales %
State Departments of Corrections	56%
Federal Bureau of Prisons	4%
US Marshals	3%
County Law Enforcement Agencies	34%
Various Police Departments and Misc	3%
Substantially all of the sales of our Predecessor Company and now wholly owned subsidiary EDT were made to the law enforcement and correctional sectors. While Stinger Systems plans to market its projectile stun weapon broadly to the police, correctional, professional security and military sectors, our success will be heavily dependent on a positive reception by the law enforcement community.
The Company began extensive design modifications of its Stinger projectile stun weapon in October of 2004. The modifications began with an exterior redesign to change the size and look of the gun. The goal was to give Stinger the feel and size of a traditional firearm, and have a unique look so that the Stinger would not be confused with a traditional firearm. After the design was essentially completed, mold design and redesign of the electronics began. The electronics needed to be reduced to incorporate an overall smaller electronics package than the predecessor gun and to implement additional features. These features were, data capture of the date, time, ambient temperature, how long the gun was fired, and how many cycles it was fired, plus the Company wanted to offer an automatic shut-off after five seconds and a visual LED or LCD display.
On March 20th, 2005 the Company began limited production of the Stinger projectile stun weapon. The Company quickly realized inefficiencies in the design and production process which required correction. Inefficiencies included: the mold design; electronics design, the camera mount, ammunition cartridges, and assembly process. Working with outside engineers, we have begun to address each of these issues. The Company currently believes it will have the Stinger in production in the third quarter. It may be the case that further modifications of the Stinger projectile stun gun will be required before commercial shipments of the Stinger are possible. As a result, the Company can give no definitive assurances that it will begin commercial production in the third quarter of 2005.
The Company will market the Stinger projectile stun gun primarily to the law enforcement community, correctional officers, and to the military. While the Company will continue to sell its Band-It, Ultron, and Ice Shield products, the success of the Company rests solely on the success of the Stinger. As of May 2005, the Company has had over 1,000 individual evaluation requests for the Stinger from police departments and correctional facilities of various sizes. The Company cannot forecast how many of these units will result in actual orders or forecast the size of these orders.

Because the Stinger utilizes primers to propel its darts, the Stinger is classified as a firearm under the Gun Control Act of 1968 (GCA), 18 U.S.C. Section 921(a) (3). Therefore, only companies that carry Federal Firearms Licenses can sell the Stinger.
The Company’s success will be dependent upon its ability to attract high quality distributors and manufacturer’s representatives to market its products. To date, the Company has been able to attract distributors and manufacturer’s representative groups with a solid track record selling firearms to the law enforcement, correctional, and/or military community. As these contracts do not require minimum order quantities, the Company is unable to provide forecasts as to the number of Stingers it anticipates selling. Currently the Company has contracts with eleven (11) U.S. distributors, three (3) International distributors, and two (2) U.S. manufacturers’ representative groups. The major terms of the contracts are: (a) an 18% discount for distributors and 7% commissions to manufacturer’s representatives; (b) non-exclusive territories; (c) termination upon 30 day notice and; (d) no maximum purchase requirements or sales goals. The Company has trained all its U.S. distributors and manufacturers representatives in the use of its products.
The Company also intends to sell the Stinger internationally. The Company has hired outside counsel to obtain all necessary export licenses. The Company cannot anticipate when Stingers will be able to be sold internationally and can give no assurances that international sales will be successful. Additional costs associated with international sales are negligible and are mainly attributable to attorney’s fees for licensing.
In October 2005, the Company announced volume production and recorded its initial sales of its Stinger projectile stun weapon. The Company estimates that it has enough cash on hand to fund operations for the next twelve months with its existing level of revenues. If the Company has not generated a minimum targeted level of sales from the commercial production of the Stinger or has not raised additional financing within twelve months, we would have to discontinue operations. At this time, the Company has no current plans to merge with or acquire another company.
Our Products
     “Stinger” Handheld Projectile Stun Guns
The Stinger is a four-dart projectile stun gun that utilizes two cartridges to shoot darts at targets up to 31 feet away. The user loads one or two cartridges into the gun, aims the laser guide at the intended target and pulls the trigger. The primers propel darts connected to the gun by thin insulated wires and, upon contact, a pulsed electrical current is passed through the subject. The electrical charge temporarily impairs the subject’s ability to control muscles, dropping the subject to the ground and rendering him/her harmless to the user, surrounding people, and themselves. We are currently in the final stages of reengineering the product for commercial production and plan to begin delivery of this product in fourth quarter of 2005. The product is currently priced at $599.
     TruVu Gun Camera
Stinger Systems’ offers the option of video and voice capture through Stinger Systems’ patent-pending TruVu camera that provides an impartial fact witness of the situation and manner in which a weapon has been used. We are currently working on tooling for housing of the product and plan to begin commercial shipments of the product in 2006. The TruVu camera is currently priced below $200.

     Ultron II®, a Hand-held Contact Stun Gun
The ULTRON II® is a handheld contact stun gun. The unit operates on a lithium battery power source and has a patented break-away wrist strap that disables the device in the event that it is removed from the user. This product is currently in production and is priced at $195.
     Ice-Shield Electronic Immobilization Riot Shield
The Ice Shield is an electrified riot shield designed to provide added protection for police and military personnel in hazardous crowd control situations. The shields are constructed of polycarbonate Lexan and feature spark display points on its exterior surface providing a visible deterrent. The shock shields may be used as traditional riot shields or activated to provide an immobilizing or repelling contact shock. Applications to date have centered on hazardous crowd control, civil disturbances, prison uprisings and forced prison cell entries. This product is currently in production and priced at $575 and $595.
     Bandit / The R-E-A-C-T System, an Immobilizing Electronic Restraint
The Bandit / The Remote Electronically Activated Control Technology (REACT) addresses safety issues associated with the transportation of potentially violent prisoners and the handling of potentially dangerous defendants in courtroom situations. The product consists of a system of bands that are put on the subject. The bands deliver an incapacitating or disruptive electric shock if the subject attempts to flee or attack. The shock may be set to activate automatically on movement or may be delivered by an operator up to 150 feet away through a wireless remote. This product is currently in production and is priced at $875.
During the first 9 months of 2004 Stinger Systems produced and sold three main products, a hand held stun gun – the ULTRON II®, an electric riot shield – the Ice Shield, and an electric control wrap used to control potentially dangerous persons / prisoners during transport or in court rooms – the Bandit. The current base list prices for the ULTRON II®, Ice Shield and Bandit are $195, $595 and $875 respectively. The Ultron, Ice Shield and Bandit represented 5.1%, 6.5% and 19.2%, respectively of Stinger’s 2004 nine month revenues of $199,000. The majority of Stinger Systems 2004 sales, approximately 61.4%, came from training courses and manuals in support of the existing customer base from prior year’s sales of the Ultron, Band-It and Shields.
Stinger Systems’ primary focus since September of 2004 has been the production and commercialization of the Stinger projectile stun gun, a four dart projectile stun gun and the TruVu audio/video recorder option for the Stinger projectile stun gun. Limited production began during the last week of March, 2005 for this product. The Company analyzed the production process and product design and identified several areas of improvement. Stinger Systems is in the process of implementing these improvements. Large scale commercial production is anticipated in the fourth quarter of 2005. Stinger has spent in excess of $320,000 on the development of these products to date.

Patents and Patent Applications Owned by Stinger
(Refer to Intangible Assets section for additional information)
TruVuTM video/audio capture

Title:	Weapon And Input Device To Record Information
Serial No.:	10/975,563
Filing Date:	27 October 2004
Status:	Patent Pending (Official Filing Receipt Received)

Subject:	The system includes a weapon, an input device to record information, a memory device to store recorded information, and a security device to inhibit unauthorized tampering of the recorded information.

Title:	Weapon With Illuminator And Camera
Serial No.:	11/012,541
Filing Date:	14 December 2004
Status:	Patent Pending (Official Filing Receipt Received)
Subject:	The system includes a weapon, an illuminator, a camera to record information, a memory device to store recorded information, and a security device to inhibit unauthorized tampering of the recorded information.

QuadrashockTM dart arrangement

Title:	Stun Gun
Serial No.:	10/957,301
Filing Date:	30 September 2004
Status:	Patent Pending (Official Filing Receipt Received)
Subject:	The stun gun of one embodiment includes: a first dart coupled to a tether and positioned to be propelled along a first trajectory, a second dart coupled to a tether and positioned to be propelled along a second trajectory divergent to the first trajectory, and a third dart coupled to a tether and positioned to be propelled along a third trajectory substantially parallel to the first trajectory. The stun gun also includes a power source having opposing charges and an activation circuit. The activation circuit is adapted to selectively connect one of the opposing charges to the first dart and connect the other of the opposing charges to the second and third darts.

Stun Gun

Title:	Method and apparatus for implementing a two projectile electrical discharge weapon
Patent No.:	6,575,073
Granted:	10 June 2003

Subject:	An improved electrical discharge weapon having a longer range of effectiveness than conventional TASER.RTM. weapons. In a preferred embodiment, the improvement comprises an adaptor having dual spaced-apart dart cartridges which, because of their relative spacing and angular orientation, provide an effective range of 2 to 30 feet. The adaptor is configured to be connected to the single cartridge receiver of a conventional TASER.RTM. weapon.

Band-It

Title:	Remotely activated electrical discharge restraint device using biceps’ flexion of the leg to restrain
Patent No.:	5,841,622
Granted:	24 November 1998

Subject:	An electrical restraint device which, while compact and convenient for guards to install on often resistive prisoners, can accommodate a spacing of the opposed circuit contacts through a specific critical portion of the human body, so an adequately brief shock from the circuit can temporarily arrest function in the involved portions of the coordinated human muscular skeletal system and, thereby compromise the shocked individual’s ambulation with the individual experiencing pain for only an extremely brief period and without causing deep burns to any significant area of his/her body. Shocking current discharged from the circuit, completes a minimal path between the prisoner’s legs through a significant area of his/her legs and torso. Preferably, one contact is located at the right leg where the biceps muscle terminates into the knee and the opposing contact is located at the left leg where the biceps muscle terminates into the knee. The shocking discharges complete through a minimal path of at least two feet along the plane of function of the biceps through both biceps and the torso. During the discharge, both biceps muscles temporarily shorten, and as the prisoner attempts to step forward, both knee joints rigidly fixate with the legs in a flexed position and the prisoner collapses

Band-It Design

Title:	The ornamental design for an electronic restraint weapon
Patent No.:	Design 323,870
Granted:	11 February 1992

Title:	Stun gun with low battery indicator and shutoff timer
Patent No:	5,193,048
Granted:	9 March 1993

Subject:	A hand-held contact shock producing and non-lethal stun device wherein the electrical circuitry therein includes an oscillator coupled to an inverter transformer which, in turn, cooperates with an output transformer and spark gap device to produce a high voltage, short duration, and low current arc across contact probes. The internal circuitry further includes a low battery detection circuit wherein a visual display of a low battery condition is produced when the gun is activated for a first predetermined time period. To preclude overzealous application of the device, the oscillator is disabled after a second predetermined time period. A wrist strap secured to the operator and having a key portion fixedly attached thereto is also provided. The key portion is received into the device housing and closes a kill switch within the housing to disable the device when removed from the housing. The key portion remaining with the operator disables the circuit when the device is separated from the operator. The key portion further provides means for re-enabling the device if recovered by the operator.

Marketing and Competition
Stinger Systems markets its products primarily to the law enforcement, correctional, professional security and military sectors. Orders are received from both end-users and from authorized representatives and distributors. Stinger Systems’ marketing strategy is to engage the services of manufacturing representatives and distributors that specialize in Stinger Systems’ industry. The Company has contracted with distributors and representative groups across the United States as well as several foreign countries. Typically, the distributors that stock Stinger Systems’ products will receive an 18% commission while the representative groups working with those distributors will receive a 7% commission. While commission rates are subject to change, the Company anticipates incurring a minimum 25% selling cost on a majority of its sales transactions. Stinger Systems will also employ a small number of inside sales associates to coordinate sales activates with the distributors and representative groups as well as present directly to our end customers when necessary. Presently, we anticipate having four to six of these inside sales personnel.
Stinger Systems is not aware of any companies with meaningful market share offering products that compete with its Ice Shield or Band-IT products. There are hundreds of manufacturers that compete with its Ultron Product. The Company has no reliable data on market share for any of these products. Therefore, the Company has no significant marketing plans for this product and only provides it as an additional offering for our customers.
Stinger System’s primary competitor in the projectile stun gun market is Taser International, Inc., a publicly held corporation that is substantially larger and has a history of successfully accessing capital markets. Taser is the dominant firm in Stinger Systems’ industry. Stinger Systems also expects to compete with Law Enforcement Associates which has announced its own plans to introduce a projectile stun gun.
The Company has not completed the production cycles of its Stinger projectile stun gun and has had no independent testing of its capabilities. The Company believes it has several competitive advantages over its competitors but can make no assurance of their validity.
The Company believes the Stinger projectile stun gun will offer the following advantages over the X-26 and M-26 projectile stun guns produced by Taser International, Inc.:
Price: the Stinger projectile stun gun’s targeted retail price of $599 is below the current listed price of $799 for the Taser’s X-26. Stinger does not charge for data capture software that Taser offers at additional costs.
Target Attainment: Both a positive and negative probe must hit the target in order to create a circuit. The Stinger projectile stun gun’s four dart system offers four possible dart combinations that may complete a circuit versus the two dart products offered by Taser that allow only one possibility of circuit completion. Stinger Systems has a patent pending on its Quadrashock™ (four-dart) technology. With the Stinger, two darts shoot forward in a straight line toward the target while two other darts are projected at a slight downward angle. Stinger Systems believes that this dart configuration offers a higher probability of target attainment and circuit completion at long range than may be provided by competing products which rely on one dart shooting in a straight line directly at the target and a second dart shooting at an approximately 8.0° downward angle toward the target. Competing systems require that both darts make effective contact in order to succeed in creating a circuit.
Dart Range: Should probes hit a subject too closely together, very little muscle tissue will tetanize (become spastic and incapable of working properly), and will not significantly impact mobility of the subject. Because the Stinger projectile stun gun fires four darts, two straight and two angled downward, a more effective spread is provided that yields a 31 foot range.
TruVu: Stinger Systems offers an audio/video capture device. The TruVu Camera has the capability to record up to four hours of video and record at a near DVD quality 30 frames per second. Stinger Systems hopes to begin delivery of this product in 2006.
The primary raw materials in the company’s products are electrical components and various plastic resins. There are multiple suppliers of such materials and management believes that it could readily replace all current vendors if necessary. Current vendors include Hitachi, Samsung, Texas Instruments, General Electric and DuPont.
Government Regulation
The Stinger projectile stun gun uses primer charges to propel the dart wire system to the target. The use of primer as a propellant classifies the Stinger as a hand gun and as such, the manufacture, distribution and sale of the gun, is regulated by the Bureau of Alcohol, Tobacco and Firearms (ATF). Some states, cities, and municipalities have outlawed the use of stun guns either entirely or in part. It is not clear which regulations will affect Stinger System’s product as it will be treated as a hand gun. Since the Stinger projectile stun gun is considered a hand gun by the ATF, it must be manufactured in a secure environment at an ATF approved site, serial numbered and documented appropriately and shipped in accordance with all applicable regulations.
Stinger Systems employs a full time individual at the site of the assembler of the Stinger projectile stun gun to meet ATF requirements by coordinating production reviews and maintaining shipping and tracking logs. We anticipate the added production costs associated with meeting ATF regulations to be less than five dollars per gun as our assembler already has an ATF license and necessary ATF manufacturing environment requirements are known and maintained by them. We do not expect any additional costs associated with regulatory compliance for product shipping.
Management believes that due to the nature of our product offering and the outsourcing of a majority of its manufacturing, there is minimal cost to complying with current environmental regulations.
Research and Development
Stinger Systems both directly and through its wholly owned subsidiary EDT has spent $55,935 in research and development since September 24, 2004 through December 31, 2004. During the six month period ended June 30, 2005 we spent an additional $467,685 on research and development. Several studies have been undertaken to determine the optimum electronics for the Stinger projectile stun gun as well as maximizing the effectiveness of the contact arc. We anticipate ongoing studies of electrical designs for the existing weapon as well as future releases. In addition, we plan to engage independent researchers to conduct medical studies of the impact of electrical stun gun technology. The Company will be using Wayne State University to perform the medical study. The study will cost approximately $300K and commence in September 2005. The study will be performed on enestisized swine to research the guns impact on the cardio system. The study will also record brainwave activity. Research, testing and development spending is anticipated to be at least $1,000,000 during fiscal year 2005.

Properties
Stinger Systems’ corporate office located at 2701 N. Rocky Point drive, Suite 1130, Tampa, FL 33607 includes 4,454 sq. ft. It pays $6,496 per month for this space on a sub-lease running through November 2008. This facility is adequate for the current scope of Stingers’ corporate offices. The Company also has offices and a manufacturing site at 23050 Miles Rd., Bedford Heights, OH 44128 which is approximately 3,000 sq. ft. The current lease for this space is $1,820 per month and is on a lease that runs through October of 2005. Stinger Systems’ has determined to close the Ohio facility upon the expiration of the lease. The use of the Ohio facility for manufacturing purposes has lately been limited to repair work and light assembly. This work will now be performed by Stinger Systems’ third party manufacturers. Accordingly, Stinger Systems will not be opening a new manufacturing facility in Florida or elsewhere. Any office work that is presently taking place at the Ohio facility will be performed at the Tampa, Florida location following the expiration of the Ohio lease. There is ample space available at the Tampa location to accommodate the increase in office work at the Tampa site.
Legal Proceedings
On December 17, 2004, Taser International filed a case against Stinger Systems, Inc. and its CEO, Robert Gruder. Stinger Systems is a party in Case Number 3:04CV620K styled Taser International, Inc. v. Stinger Systems, Inc. and Robert F. Gruder, pending in the United States District Court for the Western District of North Carolina. In the suit, Taser asserts a claim for false advertising under 15 U.S.C. Section 1125(a) and seeks injunctive relief, monetary damages in an unspecified amount, trebling of damages, attorneys fees and destruction of certain advertising material. Based upon a review of the pleading, it is Stinger Systems management’s opinion that Taser’s claims center on the allegation that the Stinger projectile stun gun does not exist and therefore Stinger System’s statements about its existence and capabilities are false and misleading. Inasmuch as Stinger Systems has demonstrated its Stinger projectile stun gun on several occasions, most recently in a news story on a local North Carolina television station, Stinger firmly believes it will prevail in the lawsuit. Stinger Systems has moved to dismiss Taser’s claims responded to the allegations and countersued Taser for defamation. It is seeking monetary damages, punitive damages and attorney fees.
Stinger has been responding to an investigation by the Securities and Exchange Commission (“SEC”), which commenced in December 2004. In connection with the investigation, Stinger has received a “Wells Notice” from the SEC indicating that the staff intends to recommend that the SEC institute an action against the Company, alleging that the Company violated Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder and Sections 5(a), 5(c), and 17(a) of the Securities Act of 1933. The proposed allegations relate to purported representations that the Company made about one of the Company’s products regarding when the Company would be shipping the product, the product’s status with the Bureau of Alcohol, Tobacco, and Firearms, the performance of the product, and where the Company’s stock was trading. The allegations further related to the lack of registration for sales of stock in late 2004 made by three individuals who are not officers, directors, or employees of the Company. Under the Wells process established by the SEC, we were provided an opportunity to respond in writing before the staff makes a formal recommendation to the SEC regarding any action. Stinger has responded to the Wells Notice and is fully cooperating with the SEC to resolve this matter as promptly as practicable. A judgment from this action adverse to our interest could jeopardize our business operations and exhaust the Company’s cash reserve and investors may lose their entire investment.

MANAGEMENT
Executive Officers and Directors
Set forth below is certain information with respect to our executive officers and directors:

Name	Age	Position

Robert F. Gruder	47	CEO and Chairman
J. Wayne Thomas	53	CFO and Secretary
T. Yates Exley	44	Director
Michael Racaniello	52	Director
Andrew P. Helene	44	Director
Robert F. Gruder – Chairman and CEO of Stinger Systems, Inc. Mr. Gruder is co-founder of Stinger Systems, Inc. Prior to founding Stinger Systems, Mr. Gruder was an independent investor since September, 2002, managing his personal portfolio. For the three years prior thereto, he was Chairman and Chief Executive Officer of Information Architects Corporation a public company traded on NADASQ. Mr. Gruder has over 15 years of experience in the technology industry. Mr. Gruder holds no outside board affiliations.
J. Wayne Thomas – CFO and Corporate Secretary of Stinger Systems, Inc. Mr. Thomas brings an extensive background of implementing financial controls and processes as well as designing management reporting systems. Prior to joining the Company in 2005, Mr. Thomas was and independent financial consultant for two years. Prior to his consulting practice, Mr. Thomas was CFO of Information Architects a publicly traded company from 1999 through 2003. Prior to Information Architects, Mr. Thomas was with Electronic Data Systems (EDS). He implemented and managed the financial systems and processes at EDS which contributed to EDS’ growth from revenues of $750 million to $16 billion. In his position as Director of Global Compliance, Mr. Thomas was charged with the review of worldwide financial processes and the charter to ensure “best practice” controls and compliance. As Controller for several EDS divisions, as well as his Corporate Accounting Manager positions, Mr. Thomas has managed all facets of finance and accounting.
T. Yates Exley – is a member of our board of directors. Mr. Exley is co-founder of Stinger Systems, Inc. Before Stinger Systems, Mr. Exley worked as an independent financial consultant for the prior two years. Before that, he worked for Wachovia Securities for three years. Mr. Exley obtained a Masters in Business Administration from the Wharton School of Business at the University of Pennsylvania. He has over 15 years of experience in investment and commercial banking. Mr. Exley holds no outside board affiliations.
Michael Racaniello is a member of our board of directors. He is a self employed CPA – Tax Consultant. Mr. Racaniello has been in private practice focusing primarily on tax accounting for the past five years. Prior to that Mr. Racaniello served as Corporate Controller for Information Architects Corporation based in Charlotte, North Carolina. Mr. Racaniello has no other outside board affiliations.
Andrew P. Helene is a member of our board of directors. He is currently Vice President, TD Banknorth, N.A. Mr. Helene has over 15 years experience in commercial and investment banking. Mr. Helene graduated from Williams College and holds a Masters degree in Business Administration from Columbia University and a Masters degree in International Studies from Johns Hopkins University. Mr. Helene has no outside board affiliations.

Director Compensation
Denise Medved, Michael Racaniello and Andrew P. Helene were each given 10,000 shares of common stock for joining the board of directors. All three Directors have served on the Board since November 18, 2004. Ms. Medved resigned from the Board on July 25, 2005 for personal reasons. These individuals were given an additional 10,000 share five-year options on April 14, 2005 for Board service for 2005. The options vested immediately and are priced at market of $8.05. Thirty days after resigning from the Board on July 25, 2005, Ms. Medved’s options expired without exercise. Messrs. Racaniello and Helene each received a 10,000 share option on August 23, 2005. The five-year option vest immediately and has an exercise parice of $5.25. Directors serve on an annual basis based on shareholder approval. Because the company was purchased in September of 2004, the initial Directors terms will be extended until the shareholders meeting in 2006.
Executive Compensation

		Annual Compensation			Long Term Compensation
		April 05 thru		Other	Restricted
		March 06		Annual	Stock	Options/	LTIP	All Other
Name	Title	Salary	Bonus	Compensation	Awarded	SARs (#)	payouts ($)	Compensation
Robert F. Gruder	CEO, Director	$250,000	0	0	0	0	0	0
J. Wayne Thomas	CFO	$175,000	24,000	0	175,000	10,000	0	0
During 2002 through 2004, no executive officer of the Company received any compensation.
The Company hired Mr. Roy Cuny on December 30, 2004, as President and Mr. Chris Killoy in January of 2005, as Vice President of Sales. Mr. Cuny resigned on February 28, 2005 and Mr. Killoy resigned on March 10, 2005. Mr. Killoy was paid at an annual rate of $175,000. Upon termination, Mr. Killoy received 50,000 options priced at $1.00 and $175,000 severance. Mr. Cuny was paid at an annual rate of $300,000. Upon termination, Mr. Cuny received $225,000 in severance compensation related to a prior employment agreement and an additional $300,000 severance from the company. Mr. Cuny forfeited his 500,000 employment options. Mr. T. Yates Exley resigned his position as CFO and Secretary on April 8, 2005 and will remain as a Director. On April 11, 2005, J. Wayne Thomas assumed duties as Secretary and CFO and received a 175,000 common shares restricted grant which cannot be issued until October 1, 2005. On August 23, 2005, Mr. Thomas received a 10,000 share five-year stock option with an exercise price of $5.25. He also received a moving allowance bonus of $24,000. No other officers have received stock grants.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
On September 24, 2004, EDT Acquisition LLC, a Michigan limited liability company owned by Robert Gruder and T. Yates Exley, acquired a 95% interest in Electronic Defense Technologies, LLC, an Ohio limited liability company. The interest was acquired in exchange for $250,000 in cash and a $200,000 note payable at 4% interest due on or before March 24, 2006 from EDT Acquisition, LLC. The 95% interest in Electronic Defense Technologies, LLC together with the remaining 5% interest in the same company was then transferred on the same day to Stinger Systems in exchange for the issuance by Stinger Systems of 9,750,000 shares of Stinger Systems’ common stock. This transaction transferred control of Stinger Systems to Robert Gruder and T. Yates Exley by virtue of their ownership of EDT Acquisition LLC which held 9,250,000 common shares of Stinger Systems. Mr. Gruder serves as Chief Executive Officer and Chairman of the Board of Directors. Mr. Exley is a member of the Board. The ownership of EDT Acquisition, LLC has now been changed as reflected elsewhere in this registration statement. Mr. Gruder’s portion of the shares of Stinger Systems formerly held in EDT Acquisition, LLC have been paid out of EDT Acquisition, LLC and are held by him directly.
VOTING SECURITIES AND PRINCIPAL HOLDERS
As of November 11, 2005, we had 15,053,500 shares of common stock outstanding (excluding certain options, grants and warrants), which are our only outstanding voting securities. The following table sets forth information regarding the beneficial ownership of our common stock as of November 11, 2005, by:
•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock;

•	each of our executive officers;

•	each of our current directors; and

	Amount and Nature of
Beneficial Owner	Beneficial Ownership		Percentage
Bonanza Master Fund Ltd. 300 Crescent Court, Suite 1740	1,050,000	(1)	6.8%
Dallas, TX 75201
Tonga Partners, L.P. 150 California Street, 5th Floor	877,561	(2)	5.7%
San Francisco, CA 94111
Robert F. Gruder 2701 N Rocky Point Drive, Suite 1130	4,600,000		30.7%
Tampa, FL 33607
T. Yates Exley 2239 Forrest Drive	4,595,000	(3)	30.6%
Charlotte, NC 28211
Andrew Helene 307 Main Street	30,000	(4, 5)	*
Hyannis, MA 02653
Michael Racaniello 1101 Tyvola Road	30,000	(4, 5)	*
Charlotte, NC 28217
J. Wayne Thomas 2701 N Rocky Point Drive, Suite 1130	335,000	(5/6)	2.2%
Tampa, FL 33607
All directors and executive officers as a group (6 persons)	9,590,000		63.0%

*	Less than one percent (1%).

(1) Includes 300,000 shares of common stock that may be purchased upon the exercise of warrants. Such warrants are not exercisable to the extent that their exercise would cause the holder to be the beneficial owner of more than 4.99% of the Company’s common stock. Also includes 150,000 shares that may be issued in lieu of liquidated damages incurred by the delayed effective date of this registration.
(2) Includes 292,521 shares of common stock that may be purchased upon the exercise of warrants. Such warrants are not exercisable to the extent that their exercise would cause the holder to be the beneficial owner of more than 4.99% of the Company’s common stock.
(3) Mr. Exley also has a potential minority beneficial interest in 561,000 shares held by Exley Management Services LLC, a company principally owned and controlled by his father. Because Mr. T. Yates Exley cannot control the disposition or the voting of the shares held in this company, they have not been allocated to him as part of his beneficial holdings.
(4) Includes 10,000 shares of common stock that may be purchased upon the exercise of options with an exercise price of $8.05.
(5) Includes 10,000 shares of common stock that may be purchased upon the exercise of options with and exercise price of $5.25.
(6) Includes 175,000 shares with a restricted issue date of 10/1/05.
SELLING STOCKHOLDERS
This prospectus relates in part to the offer and sale from time to time by the selling stockholders of 7,768,499 shares of common stock that have been issued or will be issued upon the exercise of certain warrants, options and convertible notes. There can be no assurance that the selling stockholders will sell any or all of their common stock offered by this prospectus. We do not know if, when, or in what amounts, the selling stockholders may offer the common stock for sale. Our common stock is currently quoted in the “Pink Sheets”. However, until such time as our common stock is quoted on the OTC Bulletin Board or traded on the NASDAQ Small Cap Market or NASDAQ National Market System, all selling stockholders will sell at the stated fixed price of $10.00 per share. Thereafter the shares will be sold at prevailing market prices or privately negotiated prices.
Selling Stockholders
The following table sets forth:
•	the names of the selling stockholders;

•	the number of shares of common stock owned by each of the selling stockholders;

•	the percentage of the class of common stock owned by each of the selling stockholders; and

•	the number of shares of common stock being offered by the selling stockholders in this prospectus.

•	the controlling person if not an individual

•	the way in which the stock was acquired
This table is based on information furnished to us by or on behalf of the selling stockholders. As of November 11, 2005, there were 15,053,500 shares of common stock outstanding. To the extent that any successor(s) to the named selling stockholder(s) wish to sell under this prospectus, we will file a prospectus supplement identifying such successors as selling stockholders.

	Shares
	Beneficially			Shares Beneficially
	Owned		Shares	Owned
	Before		Being	After the Offering
Selling Stockholder	the Offering		Registered	Number	Percentage	Controlling Person	How Acquired
BONANZA MASTER FUND LTD.	1,050,000	(1)	1,050,000	0	0	Investment Fund	Financing Transaction
TONGA PARTNERS, L.P.	877,561	(2)	877,561	0	0	Investment Fund	Financing Transaction
THE CUTTYHUNK FUND LIMITED	620,275	(3)	620,275	0	0	Investment Fund	Financing Transaction
ANEGADA MASTER FUND, LTD.	602,163	(4)	602,163	0	0	Investment Fund	Financing Transaction
ROBERT F. GRUDER	4,600,000		500,000	4,100,000	26%		Acquisition of EDT, LLC
OLIVIA K. GRUDER	42,500	(5)	42,500	0	0		Gift
MAXIMILAN M. GRUDER	42,500	(6)	42,500	0	0		Gift
YATES EXLEY	4,595,000		500,000	4,095,000	26%	T Yates Exley	Acquisition of EDT, LLC
EXLEY GRANDCHILDREN’S TRUST UAD 12/20/96	85,000	(7)	85,000	0	0	T Yates Exley	Gift
RICHARD BASS	200,000		200,000	0	0		Acquisition of EDT, LLC
RICHARD M. BASS, TRUSTEE FBO IRREVOCABLE TRUST AGREEMENT FOR STEPHANIE BASS	50,000		50,000	0	0	Richard M Bass	Gift
RICHARD M. BASS FAMILY LLC	248,000		248,000	0	0	Richard M Bass	Gift
ENID S. GURNEY	2,000		2,000	0	0		Gift
3831 LLC	250,000	(8)	250,000	0	0	Frances J Riemer	Private Purchase
CHRIS KILLOY	50,000	(9)	50,000	0	0		Employment Bonus
EXLEY MANAGEMENT SERVICES LLC	561,000	(10)	561,000	0	0	Charles E Exley	Financing Transaction
SCOTT D GOODSPEED	10,000		10,000	0	0		Consulting
ANDREW HELENE	20,000	(11)	20,000	10,000	0		Board Services
TOM DUDCHIK	400,000		400,000	0	0		Consulting
CYNTHIA W JONES	5,000		5,000	0	0		Employment Bonus
CARLETON KRUSHINSKI	5,000		5,000	0	0		Consulting
JAMES MCNULTY	75,000		75,000	0	0		Acquisition of Patent
GLEN M MOWREY	5,000		5,000	0	0		Consulting
DOUG MURRELL	220,000		220,000	0	0		Consulting
MICHAEL RACANIELLO	30,000	(12)	20,000	10,000	0		Board Services
RODNEY R SCHOEMANN	280,500		280,500	0	0		Financing Transaction
FLORENCE M. SCHOEMANN, TRUSTEE FBO RODNEY RYAN SCHOEMANN, JR. INTERVIVOS TRUST OF 1998 UA/DTD 12/10/97	140,250		140,250	0	0	Florence M Schoemann	Financing Transaction
FLORENCE M. SCHOEMANN, TRUSTEE FBO KRISTINA MARIE SCHOEMANN, JR. INTERVIVOS TRUST OF 1998 UA/DTD 12/10/97	140,250		140,250	0	0	Florence M Schoemann	Financing Transaction

	Shares
	Beneficially			Shares Beneficially
	Owned		Shares	Owned
	Before		Being	After the Offering
Selling Stockholder	the Offering		Registered	Number	Percentage	Controlling Person	How Acquired
DENISE SHAFFER	5,000		5,000	0	0		Consulting
JAMES A THIBEAULT	5,000		5,000	0	0		Consulting
WAYNE THOMAS	100,000	(15)	100,000	0	0		Consulting
J. WAYNE THOMAS	60,000	(15)	50,000	10,000	0		Consulting
							Acquisition of Product Rights
JOE VALENCIC	55,000		55,000	0	0
YUNG U. RYU	100,000		100,000	0	0		Financing Transaction
JESSE SHELMIRE	100,000	(13)	100,000	0	0		Financing Placement Fee
SCOTT GRIFFITH	100,000	(14)	100,000	0	0		Financing Placement Fee
SCHOX PLC	20,000		20,000	0	0	Jeffrey Schox	Legal Services
TRIMECH	500		500	0	0	Mike Ayers	Consulting Services
JEANETTE OUSLEY	1,000		1,000	0	0		Employment Bonus
J WAYNE THOMAS	175,000	(15)	175,000	0	0		Employment Bonus
BERKELEY PREP SCHOOL	25,000		25,000	0	0	Gwyn Schabacker	Gift
THE LAWRENCEVILLE SCHOOL	5,000		5,000	0	0	Michael Chae	Gift
CHARLOTTE COUNTRY DAY SCHOOL	5,000		5,000	0	0	David Mancos	Gift
POMONA COLLEGE	5,000		5,000	0	0	Carlene Miller	Gift
CHRIST EPISCOPAL CHURCH	5,000		5,000	0	0	Joyce Sellers	Gift
CASTILLEJA SCHOOL FOUNDATION	5,000		5,000	0	0	Georgia Bond	Gift
ADELPHIC LITERARY SOCIETY OF WELSYAN UNIVERSITY	5,000		5,000	0	0	Robert McKelvey	Gift
TOTAL	15,993,499		7,768,499	8,225,000	51%

(1)	Includes 300,000 shares of common stock that may be purchased upon exercise of presently exercisable warrants. Such warrants are not exercisable to the extent that their exercise would cause the holder to be the beneficial owner of more than 4.99% of the Company’s common stock. Includes 150,000 shares that may be issued in lieu of liquidated damages incurred by the delayed effective date of this registration.

(2)	Includes 292,519 shares of common stock that may be purchased upon exercise of presently exercisable warrants. Such warrants are not exercisable to the extent that their exercise would cause the holder to be the beneficial owner of more than 4.99% of the Company’s common stock.

(3)	Includes 206,758 shares of common stock that may be purchased upon exercise of presently exercisable warrants. Such warrants are not exercisable to the extent that their exercise would cause the holder to be the beneficial owner of more than 4.99% of the Company’s common stock.

(4)	Includes 200,721 shares of common stock that may be purchased upon exercise of presently exercisable warrants. Such warrants are not exercisable to the extent that their exercise would cause the holder to be the beneficial owner of more than 4.99% of the Company’s common stock.

(5)	Includes 42,500 shares of common stock that may be obtained upon conversion of a promissory note.

(6)	Includes 42,500 shares of common stock that may be obtained upon conversion of a promissory note.

(7)	The 85,000 shares of common stock listed are shares that may be obtained upon conversion of a promissory note.

(8)	The 250,000 shares of common stock listed are shares that may be purchased upon the exercise of warrants. Fifty percent of the warrants are presently exercisable and 50% become exercisable in November, 2005.

(9)	The 50,000 shares of common stock listed are shares that may be purchased upon exercise of options.

(10)	Exley Management Services LLC is principally owned and controlled by the father of T. Yates Exley, a director of Stinger Systems. Even though T. Yates Exley is potentially a beneficiary of the assets of this LLC, at the present time he cannot control the voting of or the disposition of the shares of Stinger Systems held by this LLC and accordingly is not considered the beneficial owner of such shares.

(11)	Andrew Helene is a director of Stinger Systems.

(12)	Michael Racaniello is a director of Stinger Systems.

(13)	The 100,000 shares of common stock listed are shares that may be purchased upon exercise of presently exercisable warrants.

(14)	The 100,000 shares of common stock listed are shares that may be purchased upon exercise of presently exercisable warrants.

(15)	J Wayne Thomas became an executive officer of Stinger Systems on April 11, 2005. Included 175,000 shares with a restricted issue date of 10/1/05. Includes 10,000 shares which may be purchased upon the exercise of options

The following selling stockholders have had the following material relationships with Stinger Systems and/or with each other within the last three years:
•	In 2004, our CEO and Chairman, Robert F. Gruder, formed EDT Acquisition LLC with T. Yates Exley. Mr. Gruder and Mr. Exley were equal owners of EDT Acquisition LLC.

•	Richard Bass was the owner of Electronic Defense Technologies, LLC. In 2004, Electronic Defense Technologies, LLC was acquired from Mr. Bass by EDT Acquisition LLC which was owned by Mr. Gruder and Mr. Exley.

•	Mr. Robert F. Gruder is our CEO and Chairman.

•	Mr. T. Yates Exley is on the Board.

•	Mr. Andrew Helene is on the Board.

•	Mr. Michael Racaniello is on the Board.

•	J. Wayne Thomas joined Stinger Systems as its CFO and Secretary in 2005.

•	Exley Management Services LLC is owned by Charles E. Exley, the father of T. Yates Exley, one of our Directors.

•	Certain other selling stockholders have provided financing or consulting services to Stinger Systems in exchange for stock as noted in the far right column of the selling stockholder table.
PLAN OF DISTRIBUTION
The Selling Stockholders (the “Selling Stockholders”) of the common stock (“Common Stock”) of the Company and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Our common stock is currently quoted in the “Pink Sheets” under the symbol “STIY.PK.” However, until such time as our common stock is quoted on the OTC Bulletin Board or traded on the NYSE, AMEX or NASDAQ Small Cap Market or NASDAQ National Market System, all selling stockholders will sell at the stated fixed price of $10.00 per share. Thereafter the shares will be sold at prevailing market prices or privately negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.
Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.
In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. “Short sale” is the name given to a transaction that takes place when a person believes a company’s stock price is about to go down. The person borrows from his broker or other individual, shares of the company’s stock and sells the borrowed shares at the current price. After the price goes down, the person buys in the market, shares of the company’s stock at the reduced price and uses the purchased shares to replace the shares that were borrowed. As a result of the short sale, the person succeeds in buying low and selling high. The buying and selling are simply reversed in order. Short sales can have the effect of driving down the trading price of a company’s stock. If a stock price is falling and stockholders are selling short, stock purchased for the purpose of replacing borrowed shares further depress the market and encourages additional short selling. The net effect can be a downward spiral of the stock price of the company.
The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Stockholders and any broker dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).
The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.
Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.
We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.
The sales price of our stock will be $10.00 per share until the shares of our common stock become listed on the NASDAQ small cap, national market or other exchange. Although we intend to apply for listing of our common stock on the NASDAQ small cap or national market system, public trading of our common stock may never materialize. If trading of our common stock does develop, the actual selling price will be determined by the market for our stock at the time of resale.
DESCRIPTION OF CAPITAL STOCK
Our authorized capital stock consists of 50,000,000 shares of common stock, $0.001 par value. As of November 11, 2005, 15,053,500 shares of common stock were issued and outstanding. The outstanding shares of common stock have been duly authorized and are fully paid and non-assessable.
Common Stock
The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors from funds legally available therefore, subject to the dividend preferences of the preferred stock, if any. Upon our liquidation or dissolution, the holders of common stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the preferred stock, if any. Holders of common stock have no preemptive rights, no cumulative voting rights and no rights to convert their common stock into any other securities. Any action taken by holders of common stock must be taken at an annual or special meeting or by written consent of the holders of over 50% of our capital stock entitled to vote on such action.

Warrants
As of November 11, 2005, Stinger has warrants and derivative securities issued and outstanding as follows:
•	3831 LLC, an entity owned by Richard Bass, has an option to purchase 250,000 shares of common stock at the exercise price $0.001 per share. Fifty percent of those options may be exercised at the present time and the remaining fifty percent may be exercised after November 24, 2005.

•	Olivia K. Gruder and Maximilan M. Gruder each own a note payable by Stinger Systems for $15,625. Each $15,625 note carries the right to be converted to common stock at the rate of $.40 per share.

•	The Exley Grandchildren’s Trust UAD 12/20/96 owns a note payable by Stinger Systems for $31,250. The note carries the right to be converted to common stock at the rate of $.40 per share.

•	J. Wayne Thomas received a 175,000 share stock grant as an employment bonus with a restricted issue date of October 1, 2005. Mr. Thomas holds options for the purchase of 10,000 shares of common stock.

•	Bonanza Master Fund Ltd. holds warrants, presently exercisable, for the purchase of 300,000 shares at the exercise price of $7.50 per share. Such warrants are not exercisable to the extent that their exercise would cause the holder to be the beneficial owner of more than 4.99% of the Company’s common stock. Also includes 150,000 shares that may be issued in lieu of liquidated damages incurred by the delayed effective date of this registration.

•	Tonga Partners, L.P. holds warrants, presently exercisable, for the purchase of 292,521 shares at the exercise price of $7.50 per share. Such warrants are not exercisable to the extent that their exercise would cause the holder to be the beneficial owner of more than 4.99% of the Company’s common stock.

•	The Cuttyhunk Fund Limited holds warrants, presently exercisable, for the purchase of 206,758 shares at the exercise price of $7.50 per share. Such warrants are not exercisable to the extent that their exercise would cause the holder to be the beneficial owner of more than 4.99% of the Company’s common stock.

•	Anegada Master Fund, Ltd. holds warrants, presently exercisable, for the purchase of 200,721 shares at the exercise price of $7.50 per share. Such warrants are not exercisable to the extent that their exercise would cause the holder to be the beneficial owner of more than 4.99% of the Company’s common stock.

•	Chris Killoy holds options for the purchase of 50,000 shares of common stock.

•	Jesse Shelmire holds warrants for the purchase of 100,000 shares of common stock.

•	Scott Griffith holds warrants for the purchase of 100,000 shares of common stock.

•	Andrew Helene holds options for the purchase of 20,000 shares of common stock.

•	Michael Racaniello holds options for the purchase of 20,000 shares of common stock.
LEGAL MATTERS
Certain legal matters in connection with this offering will be passed upon for us by Gary R. Henrie, Attorney at Law, Las Vegas, Nevada. These legal matters include that shares of common stock to be sold by the selling shareholders is validly issued, fully paid and non-assessable. Mr. Henrie’s address is 8275 S. Eastern, Suite 200, Las Vegas, Nevada 89123.
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES
ACT LIABILITIES
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
EXPERTS
Our consolidated financial statements as of December 31, 2004, included in this prospectus have been audited by Killman, Murrell & Company, P.C., independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The audited financial statements of our subsidiary Electronic Defense Technology, LLC as of September 24, 2004, December 31, 2003, and December 31, 2002 included in this prospectus have been audited by Jaspers + Hall, PC, independent registered public accounting firm, as stated in their report appearing elsewhere herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm Killman, Murrell & Company, P.C.	F-2

Financial Statements
Consolidated Balance Sheets as of December 31, 2004 and June 30, 2005 (Unaudited)	F-3
Consolidated Statements of Operations for the Period September 24, 2004 to December 31, 2004 and the Six Months Ended June 30, 2005 and 2004 (Unaudited)	F-5
Consolidated Statements of Stockholders’ Equity for the Period September 24, 2004 to December 31, 2004 and for the Six Months Ended June 30, 2005 (Unaudited)	F-6
Consolidated Statements of Cash Flows for the Period September 24, 2004 to December 31, 2004 and the Six Months Ended June 30, 2005 and 2004 (Unaudited)	F-7
Notes to Consolidated Financial Statements	F-9

Pro Forma Combined Statement of Operations	F-24

Report of Independent Registered Public Accounting Firm Jaspers + Hall, PC	F-26

Financial Statements
Statements of Assets, Liabilities & Member’s Equity as of September 24, 2004	F-27
Statement of Revenue, Expenses & Member’s Equity for the Period January 1, 2004 to September 24, 2004	F-28
Statement of Cash Flows for the Period January 1, 2004 to September 24, 2004	F-29
Notes to Financial Statements	F-30

Report of Independent Registered Public Accounting Firm Jaspers + Hall, PC	F-34

Financial Statements
Statement of Assets, Liabilities and Member’s Equity for the Years Ended December 31, 2003 and 2002	F-35
Statement of Revenue, Expenses and Member’s Equity for the Years Ended December 2003, and 2002	F-36
Statement of Cash Flows for the Years Ended December 31, 2003 and 2002	F-37
Notes to Financial Statements	F-38

Killman, Murrell & Company P.C.
Certified Public Accountants

3300 N. A Street, Bldg. 4, Suite 200	1931 E. 37th Street, Suite 7	2626 Royal Circle
Midland, Texas 79705	Odessa, Texas 79762	Kingwood, Texas 77339
(432) 686-9381	(432) 363-0067	(281) 359-7224
Fax (432) 684-6722	Fax (432) 363-0376	Fax (281) 359-7112
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Stinger Systems, Inc. (Formerly United Consulting Corporation)
We have audited the accompanying consolidated balance sheet of Stinger Systems, Inc. as of December 31, 2004 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period September 24, 2004 to December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stinger Systems, Inc. as of December 31, 2004 and the consolidated results of their operations and their cash flows for the period September 24, 2004 to December 31, 2004 in conformity with United States generally accepted accounting principles.

/s/ Killman, Murrell & Company, P.C.
KILLMAN, MURRELL & COMPANY, P.C.
Dallas, Texas
January 29, 2005, except for note 6 for which the date is November 10, 2005.

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
CONSOLIDATED BALANCE SHEETS
ASSETS

	December 31,	June 30,
	2004	2005
		(Unaudited)
CURRENT ASSETS

Cash	$9,093,634	$6,122,441
Accounts Receivable, net of $1,800 Allowance for Uncollectible Accounts in 2004 and 2005	20,773	56,527
Inventories, at Cost	78,162	234,883
Inventory Purchase Deposits	139,190	—
Prepaid Expenses and Other Current Assets	2,474	158,954

TOTAL CURRENT ASSETS	9,334,233	6,572,805

EQUIPMENT AND FURNITURE, net of Accumulated
Depreciation of $404 and $3,235 in 2004 and 2005, respectively	105,764	196,193

OTHER ASSETS
Intangible Assets, net of $194,474 Accumulated Amortization in 2005	3,102,620	2,908,146

Other	1,294	6,871

TOTAL ASSETS	$12,543,911	$9,684,015

The accompanying notes are an integral part of these consolidated financial statements.
(Continued)

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
CONSOLIDATED BALANCE SHEETS
(Continued)
LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 31,	June 30,
	2004	2005
		(Unaudited)
CURRENT LIABILITIES

Notes Payable to Related Parties	$62,500	$62,500
Accounts Payable	2,552	113,056
Accrued Liabilities	491,918	728,217

TOTAL CURRENT LIABILITIES	556,970	903,773

COMMITMENTS AND CONTINGENCIES	—	—

Redeemable Common Stock; 75,000 Shares issued, redemption value $1,387,500	1,387,500	1,387,500

STOCKHOLDERS’ EQUITY
Common Stock, $0.001 Par Value; 50,000,000 Shares Authorized, 14,928,500 and 14,918,500 Shares Issued and Outstanding in 2004 and 2005, respectively	14,929	14,919
Additional Paid-In Capital	19,414,979	22,839,989
Accumulated Deficit	(8,830,467)	(14,504,984)
Deferred Compensation	—	(957,182)

TOTAL STOCKHOLDERS’ EQUITY	10,599,441	7,392,742

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$12,543,911	$9,684,015

The accompanying notes are an integral part of these consolidated financial statements.

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
CONSOLIDATED STATEMENTS OF OPERATIONS

		Six Months Ended
	For the Period	June 30,
	September 24, 2004	2004
	to	(Predecessor
	December 31, 2004	Operations )	2005
		(Unaudited)	(Unaudited)
SALES	$63,306	$144,006	$269,606
COST OF PRODUCT SOLD	51,686	95,176	419,901

GROSS MARGIN (LOSS)	11,620	48,830	(150,295)

SELLING EXPENSES	45,348	—	158,077

GENERAL AND ADMINISTRATIVE EXPENSES
Employee Salaries	78,829	41,846	310,904
Employee Acquisition Cost	7,520,000	—	2,517,818
Employee Severance Cost	—	—	719,346
Other	1,131,303	141,903	1,188,171
Depreciation and Amortization	404	13,680	197,305
Research and Development Costs	55,935	2,060	467,685

LOSS FROM OPERATIONS	(8,820,199)	(150,659)	(5,709,601)

INTEREST INCOME	—	—	36,627

INTEREST EXPENSE	(10,268)	(21,290)	(1,543)

LOSS BEFORE INCOME TAXES	(8,830,467)	(171,949)	(5,674,517)

PROVISIONS FOR INCOME LOSS	—	—	—

NET LOSS	$(8,830,467)	$(171,949)	$(5,674,517)

NET LOSS PER SHARE
Basic	$(0.70)	$(0.02)	$(0.38)

Diluted	$(0.70)	$(0.02)	$(0.38)

WEIGHTED AVERAGE NUMBER OF COMMON STOCK AND COMMON STOCK EQUIVALENT SHARES OUTSTANDING
Basic	12,640,900	10,750,000	15,000,643

Diluted	12,640,900	10,750,000	15,000,643

The accompanying notes are an integral part of these consolidated financial statements.

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD SEPTEMBER 24, 2004 TO DECEMBER 31, 2004 AND
THE SIX MONTHS ENDED JUNE 30, 2005 (UNAUDITED)

	Common Stock		Additional	Deficit Accumulated
	Number of		Paid-In	During Developmental	Retained	Deferred
	Shares	Par Value	Capital	Stage	(Deficit)	Compensation	Total
Balance, September 24, 2004	11,000,000	$11,000	$1,960	$(12,960)	$—	$—	$—

Acquisition of Subsidiary
Cancellation of Common Shares	(10,000,000)	(10,000)	10,000	—	—	—	—
Reclassification of Accumulated Deficit	—	—	(12,960)	12,960	—	—	—
Acquisition Shares Issued	9,750,000	9,750	464,550	—	—	—	474,300

Balance, September 24, 2004	10,750,000	10,750	463,550	—	—	—	474,300
Sale of Common Stock, Net of $665,035 of Offering Costs	3,222,000	3,222	10,231,743	—	—	—	10,234,965
Common Stock Issued for Patents	25,000	25	354,975	—	—	—	355,000
Common stock Issued For Services	921,500	922	725,278	—	—	—	726,200
Common Stock Issued in Payment of Debt and Interest	10,000	10	106,933	—	—	—	106,943
Stock Option Issued to Executive Officer	—	—	7,520,000	—	—	—	7,520,000
Stock Option Issued for Services	—	—	12,500	—	—	—	12,500
Net Loss, December 31, 2004	—	—	—	—	(8,830,467)	—	(8,830,467)

Balance, December 31, 2004	14,928,500	14,929	19,414,979	—	(8,830,467)	—	10,599,441

Deferred Compensation Recognized for Stock Granted	—	—	1,925,000	—	—	(1,925,000)	—

Deferred Compensation Amortization	—	—	—	—	—	967,818	967,818

Stock Option Issued To Employee	—	—	1,550,000	—	—	—	1,550,000

Repurchase of Common Stock	(10,000)	(10)	(49,990)	—	—	—	(50,000)

Net Loss	—	—	—	—	(5,674,517)	—	(5,674,517)

Balance, June 30, 2005 (Unaudited)	14,918,500	$14,919	$22,839,989	$—	$(14,504,984)	$(957,182)	$7,392,742

The accompanying notes are an integral part of these consolidated financial statements.

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
CONSOLIDATED STATEMENTS OF CASH FLOWS

		Six Months Ended
		June 30,
	For the Period
	September 24, 2004
	to	2004
	December 31,	(Predecessor
	2004	Operations )	2005
		(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(8,830,467)	$(171,949)	$(5,674,517)
Adjustments to Reconcile Net Loss to
Net Cash Used by Operating Activities:
Employee Acquisition Cost	7,520,000	—	1,550,000
Common Stock Issued for Services	738,700	—	—
Deferred Compensation Amortization	—	—	967,818
Depreciation and Amortization	404	13,680	197,305
Bad Debt	1,800	—	—
Changes in Operating Assets and Liabilities
Accounts Receivable	(11,313)	(1,661)	(35,754)
Inventories	16,617	—	(156,721)
Inventory Deposits	(139,190)	—	139,190
Prepaid Expenses	1,946	14,411	(156,480)
Other Assets	1,756	—	(5,577)
Accounts Payable	(24,335)	6,466	110,504
Accrued Liabilities	312,026	—	311,299

NET CASH USED BY OPERATING ACTIVITIES	(412,056)	(139,053)	(2,752,933)

CASH FLOW FROM INVESTING ACTIVITIES
Purchase of Equipment and Furniture	(28,218)	(1,505)	(93,260)
Purchase of Patent	(100,000)	—	(75,000)

NET CASH USED BY INVESTING ACTIVITIES	(128,218)	(1,505)	(168,260)

CASH FLOW FROM INVESTING ACTIVITIES
Common Stock Sales	10,234,965	—	—
Payment of Note Payable	(601,057)	—	—
Repurchase of Common Stock	—	—	(50,000)
Note Payable Borrowing	—	125,582	—

NET CASH PROVIDED BY FINANCING ACTIVITIES	9,633,908	125,582	(50,000)

INCREASE (DECREASE) IN CASH	9,093,634	(14,976)	(2,971,193)

CASH BALANCE BEGINNING OF PERIOD	—	14,976	9,093,634

CASH BALANCE END OF PERIOD	$9,093,634	$—	$6,122,441

The accompanying notes are an integral part of these consolidated financial statements.
(Continued)

CONSOLIDATED STATEMENT OF CASH FLOWS
(Continued)

		Six Months Ended
		June 30,
	For the Period
	September 24,
	2004 to	2004
	December 31,	(Predecessor
	2004	Operations )	2005
		(Unaudited)	(Unaudited))
NON-CASH INVESTING AND FINANCING ACTIVITIES
Acquisition of Subsidiary
Assets Acquired	$(1,376,579)	$—	$—
Liabilities Assumed	902,279	—	—
Par Value of Stock Issued	9,750	—	—
Additional Paid-In Capital	464,550	—	—
Investment in Intangible Patents	(1,817,500)	—	—
Common Stock Issued for Intangible Patents	100	—	—
Additional Paid-In Capital for Intangible Patents	1,742,400	—	—
Accrued Liabilities Assumed for Intangible Patents	75,000	—	—
Note Payable Cancelled for Stock	(106,943)	—	—
Common Stock Issued in Satisfaction of Debt	10	—	—
Additional Paid-In Capital Issued in Satisfaction of Debt	106,933	—	—
Common Stock Cancelled on September 24, 2004	(10,000)	—	—
Additional Paid-In Capital from Stick Cancellation	10,000	—	—
Retained Deficit Eliminated Against Paid-In Capital on September 24, 2003	12,960	—	—
Reduction in Paid-In Capital From Elimination of Retained Deficit	(12,960)	—	—
Additional Paid-In Capital from Deferred Compensation	—	—	1,925,000
Deferred Compensation from Stock Issued to an Employee	—	—	(1,925,000)
Prepaid Insurance	—	(7,680)	—
Insurance Note Payable	—	7,680	—

	$—	$—	$—

SUPPLEMENTAL CASH FLOW DISCLOSURES
Cash Paid During the Year For:
Interest	$9,626	$—	$—

Income Taxes	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)
DECEMBER 31, 2004
NOTE 1: GENERAL
Nature of Business
Stinger Systems, Inc. (the “Company”) was incorporated on July 2, 1996, under the laws of the State of Nevada as United Consulting Corporation. The Company changed its name to Stinger Systems, Inc, on September 24, 2004, in connection with the following transactions. On September 24, 2004, EDT Acquisition LLC owned by two individuals acquired a 95% interest in Electronic Defense Technologies, LLC (“EDT”). This 95% interest in EDT together with the remaining 5% interest in EDT was then transferred on the same day to the Company in exchange for the issuance by the Company of 9,750,000 shares of the Company’s common stock. In connection with the transaction 10,000,000 shares of the Company’s issued and outstanding common stock was returned to the Company for cancellation. Prior to September 24, 2004, the Company had no operations. The above transaction has been accounted for as an acquisition by the Company on September 24, 2004, and as such, the operations of EDT subsequent to September 24, 2004, are included in the accompanying financial statements.
The Company is engaged in the manufacture of electronic stun devices for the control of, and to provide temporary incapacitation of, potentially dangerous persons.
NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, EDT, and have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States. All intercompany transactions have been eliminated in consolidation.
Management of the Company has determined that the Company’s operations are comprised of one reportable segment as that term is defined by SFAS No. 131 “Disclosures about Segments of an Enterprise and Related Information.” Therefore, no separate segment disclosures have been included in the accompanying notes to the financial statements.
Estimates
The preparation of financial statements in conformity with accounting principles accepted in the United States requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.
(Continued)

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)
DECEMBER 31, 2004
NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents.
Inventories
Inventories are stated at the lower of average cost or market. Inventories consisted of the following at December 31, 2004 and June 30, 2005:

	December 31,	June 30,
	2004	2004
		(Unaudited)
Raw Materials and Work-in Progress	$41,300	$203,253
Ammunition	18,968	—
Finished Goods	17,894	31,630

	$78,162	$234,883

Furniture and Equipment
Furniture and equipment are stated at cost net of accumulated depreciation. Maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from two and one half to five years. Items acquired in connection with the acquisition of EDT were recorded at estimated fair values. At December 31, 2004 and June 30, 2005, furniture and equipment consisted of the following:

		December 31,	June 30,
		2004	2005
	Useful Life		(Unaudited)
Furniture	5 Years	$5,813	$18,070
Computers and Equipment	3 Years	4,774	42,826

		10,587	60,896
Accumulated Depreciation		(404)	(3,235)
Mold For Stun Gun (Not Yet Being Used)	2.5 Years	95,581	138,532

		$105,764	$196,193

(Continued)

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)
DECEMBER 31, 2004
NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Long-Lived Assets
The Company routinely evaluates the carrying value of its long-lived assets. The Company would record an impairment loss when events or circumstances indicate that a long-lived asset’s carrying value may not be recovered. The Company has not recognized any impairment charges.
Deferred Compensation
Compensation for services is accounted for under APB Opinion 25 Accounting For Stock Issued to Employees. The cost of compensation is measured by the quoted market price of the stock grant at the measurement date less the amount, if any, that the employee is required to pay. The compensation cost is amortized over the period of employee service, which must be performed in order to earn the award. The amount of the unamortized cost is shown in the balance sheet as deferred compensation in the equity section.
Revenue Recognition
The Company recognizes revenue when delivery of the product has occurred or services have been rendered, title has been transferred, the price is fixed and collectibility is reasonably assured. Sales of goods are final, with no right of return.
Cost of Goods Sold
Costs of goods sold include manufacturing costs, including materials, labor and identifiable overhead related to finished goods and components.
Advertising
Advertising and marketing costs are expensed as incurred. During the period from September 24, 2004 to December 31, 2004 and the six months ended June 30, 2005, advertising costs were $36,543 and $80,709, respectively.
Research and Development Costs
The Company expenses research and development costs as incurred. During the period from September 24, 2004 to December 31, 2004 and the six months ended June 30, 2005, research and development costs were $55,935 and $467,685, respectively.
(Continued)

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)
DECEMBER 31, 2004
NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Concentrations of Credit Risk and Fair Value of Financial Instruments
The Company has financial instruments that are exposed to concentrations of credit risk and consist of cash. The Company routinely maintains cash at certain financial institutions in amounts substantially in excess of FDIC insurance limits; however, management believes that these financial institutions are of high quality and the risk of loss is minimal. At December 31, 2004 and June 30, 2005, the Company had cash balances in excess of the FDIC limit of $10,017,663 and $6,163,281, respectively.
Net (Loss) Per Share
Basic and diluted net loss per share information is presented under the requirements of SFAS No. 128, Earnings Per Share. Basic net loss per share is computed by dividing the net loss by the weighted average number of shares of common stock outstanding for the period. Diluted net loss per share reflects the potential dilution of securities by adding other common stock equivalents, including stock options, shares subject to repurchase, warrants and convertible preferred stock, in the weighted-average number of common shares outstanding for a period, if dilutive. All potentially dilutive securities have been excluded from the computation, as their effect is anti-dilutive. The weighted average diluted shares would have been 13,089,031 and 16,012,470 at December 31, 2004 and June 30, 2005, respectively, had they not been antidilutive.
Income Taxes
The Company accounts for income taxes under SFAS No. 109, which requires the asset and liability approach to accounting for income taxes. Under this method, deferred tax assets and liabilities are measured based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when differences are expected to reverse.
Other Comprehensive Income
The Company has no material components of other income (loss) and accordingly, net loss is equal to comprehensive loss in all periods.
(Continued)

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)
DECEMBER 31, 2004
NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Warranty Costs
The Company warrants its products against manufacturing defects for a period of one year. The Company assumed warranty coverage for products sold by EDT from September 24, 2003 thru September 24, 2004. For the period September 24, 2004 through June 30, 2005, the Company has had no warranty claims. The Company has no history of material warranty claim expenses and has not provided a liability for future warranty expense as of December 31, 2004 or June 30, 2005, as it is management’s opinion that such liability is immaterial as of December 31, 2004 and June 30, 2005. Once sales of the new stun guns commence, the Company expects to make an accrual for warranty claims based on sales.
Recent Accounting Pronouncements (Continued)
In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS 148”). SFAS 148 provides alternative methods of transition to SFAS 123’s fair value method of accounting for stock-based employee compensation. It also amends the disclosure provisions of Statement 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS 148’s amendment of the transition and annual disclosure requirements of SFAS 123 are effective for fiscal years ending after December 15, 2002.
In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities, and Interpretation of ARB No.51.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning on or after June 15, 2003.
(Continued)

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)
DECEMBER 31, 2004
NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Recent Accounting Pronouncements (Continued)
On April 30, 2003 the FASB issued Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. The amendments set forth in Statement 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in Statement 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This Statement is effective for contracts entered into or modified after June 30, 2003.
On May 15, 2003 the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. The Statement improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new Statement requires that those instruments be classified as liabilities in statements of financial position. In addition to its requirements for the classification and measurement of financial instruments in its scope, Statement 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. Most of the guidance in Statement 150 is effective for all financial instruments entered into or modified after May 31, 2003.
The Company believes that none of the recently issued accounting standards will have a material impact on the financial statements.
NOTE 3: INTANGIBLE ASSETS
Intangible assets consists of the following at December 31, 2004 and June 30, 2005:

	December 31,	June 30,
	2004	2005
		(Unaudited)
Patent for Stun Gun	$2,672,620	$2,672,620
Patent for Camera	430,000	430,000

	3,102,620	3,102,620
Accumulated Amortization	—	(194,474)

	$3,102,620	$2,908,146

(Continued)

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)
DECEMBER 31, 2004
NOTE 3: INTANGIBLE ASSETS (CONTINUED)
The intangibles will be amortized over the estimated life of seven years, beginning the first quarter of 2005. No amortization has been recorded as of December 31, 2004 because no products for which these patents pertain had been produced for sale as of December 31, 2004.
Estimated amortization for intangible assets is as follows:

2005	$369,360
2006	443,231
2007	443,231
2008	443,231
2009	443,231
Thereafter	960,336

$3,102,620

NOTE 4: OPERATING LEASES
The Company has entered into operating leases for office and warehouse space, which runs through October of 2005. Rent expense under the terms of the lease was $8,460 and $22,402 during the period September 24, 2004 to December 31, 2004 and the six months ended June 30, 2005, respectively.
Future minimum lease payments under operating leases as of December 31, 2004 are $24,700 in 2005.
NOTE 5: COMMITMENTS
At December 31, 2004, the Company had committed to purchase 10,000 stun guns for a total of $1,265,700, of which $100,000 was paid in late December of 2004, leaving a commitment of $1,165,700. During the first quarter, the Company paid an additional $168,375 of the commitment. Upon delivery of a partial order of stun gun parts, the parts were determined to be defective. During March of 2005, the Company wrote off the $268,375 cost incurred and is no longer obligated for the balance of the commitment.
The Company also has commitments to purchase manufacturing supplies in the amount of $331,440 as of December 31, 2004. These commitments were paid in the first quarter of 2005.
(Continued)

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)
DECEMBER 31, 2004
NOTE 5: COMMITMENTS (CONTINUED)
On December 30, 2004, the Company entered into a two year employment agreement (“Agreement”) with Roy C. Cuny to become president of the Company, effective January 5, 2005. The agreement calls for guaranteed payments to Mr. Cuny of $300,000 per year and is automatically extended for one year unless terminated by either party at least sixty (60) days prior to the expiration date. As a sign on bonus, Mr. Cuny received an option which immediately vested on December 30, 2004, to acquire 500,000 shares of common stock of the Company valued at $7,520,000 which was charged to operations, as of December 30, 2004, as employee acquisition expense.
On January 19, 2005, the Company entered into an employment agreement with Christopher Killoy to become the vice president of sales and marketing. The agreement provides for a salary of $175,000 per year. The Company also granted Mr. Killoy an option to purchase 50,000 shares of the Company’s common stock at $1.00 which options vest 25,000 shares on July 19, 2006 and 25,000 shares on July 19, 2007. The fair value of the 50,000 share option was estimated to be $1,550,000 using the Black-Scholes method with the following assumptions; expected life of one and one half (1.5) years, risk free interest rate of four and one half percent (4.5%), volatility ninety-five percent (95%) and dividend yield zero percent (0%).
During February and March of 2005, the employment agreements with Mr. Cuny and Mr. Killoy were terminated. The Company agreed to pay $719,346 as termination costs for the two employment contracts. Upon the expiration of 30 days from Mr. Cuny’s resignation, his stock options expired.
NOTE 6: REDEEMABLE COMMON STOCK
On November 26, 2004, the Company issued 75,000 shares of its common stock for the stun gun patents from James McNulty. The acquisition agreement gave Mr. McNulty the right to terminate the patent acquisition agreement and return the common stock to the Company if the Company did not have an effective registration statement by a specified date. As a result of this termination provision, the Company has recorded the common stock issued as redeemable common stock. The redemption value of the common stock ($1,387,500) is equal to the value of the common stock listed on the pink sheets of $18.50 per share and represents the value assigned to the patents.
NOTE 7: CAPITAL STOCK TRANSACTIONS
The authorized capital common stock is 50,000,000 shares of common stock at $.001 par value of which 11,000,000 shares of stock had been issued from the period July 2, 1996 until December 31, 2003 for various services rendered and stock sales.
On September 24, 2004, the Company issued 9,750,000 shares of the Company’s common stock for 100% of Electronic Defense Technologies (“EDT”). In connection with the acquisition, the Company received 10,000,000 of its previously issued and outstanding shares for cancellation. The 9,750,000 shares were valued at $474,300, consisting of the cash and note payable to the former owners of EDT for the initial purchase of 95% of EDT in the amount of $450,000 plus the value of 500,000 shares of common stock issued for the remaining 5% of EDT valued at $24,300.
(Continued)

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)
DECEMBER 31, 2004
NOTE 7: CAPITAL STOCK TRANSACTIONS (CONTINUED)
Between September 24, 2004 and December 31, 2004, the Company sold 3,222,000 shares of common stock for $10,900,000, less expense of $665,035.
During November and December of 2004, the Company issued a total of 100,000 shares of common stock for patents pertaining to the stun guns and a camera. These shares were recorded at the market value quoted in the pink sheets as of the date of issuance ($1,742,500). The recipient of 75,000 of the 100,000 shares issued had the right to rescind the transaction if a registration statement was not effective by the Company as of a specific date. As a result of this redeemable feature, the 75,000 shares of common stock has been classified as “Redeemable Common Stock” with a liquidation value of $1,387,500 (the value assigned to the stock on issuance).
Between September 24, 2004 and December 31, 2004, the Company issued 921,500 shares of common stock for various services received by the Company. Shares issued before November 12, 2004 were valued at $0.36 to $0.40 per share (the same price for which stock was sold for cash on September 24, 2004). Shares issued after November 11, 2004 (the date the Company’s common stock began to be listed on the pink sheets) were valued at the closing price quoted in the pink sheets. These shares were valued at $726,200 as of the date of issuance.
The Company issued 10,000 shares of its common stock as settlement of a note payable plus accrued interest in the amount of $106,943. This stock was valued at the balance of the note plus accrued interest.
On December 30, 2004, the Company granted the prospective chief executive officer of the company an option to acquire 500,000 shares of the Company’s common stock at $1.00 per share. The option vested immediately and is exercisable at any time before December 30, 2007. Since the individual was not an employee at the time of grant the fair value of such stock option, $7,520,000, (calculated using the Black Scholes model) has been charged to expense with a corresponding credit to additional paid-in-capital. The following assumptions were used in the Black Scholes model: Estimated fair value $15.04, expected life 1 year; Risk free interest rate of 4.5%, expected volatility 95% and 0% dividend yield.
On September 24, 2004, the Company granted a stock option to an individual to acquire 250,000 shares of the Company’s common stock at par value ($0.001). The option vested immediately and is exercisable at any time before September 23, 2007. The fair value of such stock option, $12,500, (calculated using the Black Scholes model) has been credited to additional paid-in-capital with a corresponding charge to operations. The following assumptions were used in the Black Scholes model: Estimated fair value $0.0486, expected life 2 years; Risk free interest rate 4.5%, expected volatility 95% and 0% dividend yield.
(Continued)

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)
DECEMBER 31, 2004
NOTE 7: CAPITAL STOCK TRANSACTIONS (CONTINUED)
On January 19, 2005, the Company granted an employee an option to purchase 50,000 shares of the Company’s stock at $1.00 per share. The option was fully vested upon termination of the employee in March of 2005. The fair value of the 50,000 share option ($1,550,000) (calculated using the Black-Scholes method) has been charged to expense, with a corresponding credit to additional paid-in-capital during March of 2005. The following assumptions were used in the Black-Scholes model; Estimated fair value $31, expected life 1.5 years, risk free interest rate of 4.5%, expected volatility 95% and 0% dividend yield.
In connection with the sale of 2,000,000 shares of the Company’s common stock, the Company issued to the investors, warrants to purchase 1,000,000 shares of the Company’s common stock at $7.50 per share. The warrants are exercisable through September 24, 2009. The number of warrants is subject to adjustment upon certain events, including stock splits, stock dividends or subsequent equity sales. The holder of the warrants shall not have the right to exercise any portion of the warrant to the extent that after giving effort to such issuance after exercise, the holder would beneficially own in excess of 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to such issuance. In connection with the sale of the 2,000,000 shares of the Company’s common stock, the investors were granted registration rights, and the Company is required to file a registration statement. Per the terms of the Registration Rights Agreement (“Agreement”), if the Company does not have an effective registration statement by May 27, 2005, the Company is obliged to pay the investors an amount in cash, as partial liquidated damages, equal to 1.5% of the aggregate purchase price paid by its investors per month until the registration statement is effective ($15,000 as of June 30, 2005).
In connection with the capital raised in December of 2004, the Company issued the underwriters warrants, exercisable within five years, to acquire 200,000 shares of the Company’s common stock at $7.50 per share.
Effective March 31, 2005, the Company granted to the new Chief Financial Officer (“CFO”) 175,000 shares of the Company’s common stock. The shares are issuable after October 1, 2005 at the option of the CFO. The shares were valued at $1,925,000 ($11 per share, the price quoted in the pink sheets) on March 31, 2005. The cost of the shares will be amortized over a period of 6 months since the shares are issuable only after October 1, 2005, at the CFO’s election. Deferred compensation amortization for the six months ended June 30, 2005 was $967,818.
(Continued)

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)
DECEMBER 31, 2004
NOTE 8: INCOME TAXES
There has been no provision for U.S. federal, state, or foreign income taxes for any period because the Company has incurred losses in all periods and for all jurisdictions. The Company has not recorded an income tax benefit for the losses incurred because it is not more likely than not that any deferred tax asset is realizable. A reconciliation of the provisions (benefit) for income taxes, which amounts are determined by applying the statutory federal income tax rate to loss before income taxes, is as follows:

	Period From	Six Months
	September 24, 2004 to	Ended
	December 31, 2004	June 30, 2005
		(Unaudited)
Benefit for Income Taxes Computed Using the Statutory Rate of 34%	$(3,002,359)	$(1,929,336)
Difference Between Book Expense and Tax Expense of Charges for Stock Issued for Services	813,145	1,943,100
Other	261	546
Change in Valuation Allowance	2,188,953	(14,310)

Income Tax Benefit	$—	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets are as follows:

	December 31, 2004	June 30, 2005
		(Unaudited)
Deferred Tax Assets:
Net Operating Loss Carryforward	$2,188,953	$2,203,263
Valuation Allowance	(2,188,953)	(2,203,263)

Net Deferred Tax Asset	$—	$—

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. As of December 31, 2004, the Company had net operating loss carryforwards of approximately $6,400,000 for federal and state income tax purposes. These carryforwards, if not utilized to offset taxable income begin to expire in 2019. Utilization of the net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation could result in the expiration of the net operating loss before utilization.
(Continued)

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)
DECEMBER 31, 2004
NOTE 9: GENERAL AND ADMINISTRATIVE EXPENSES, OTHER
General and administrative expenses, other includes the following:

		Six Months Ended
		June 30,
	For the Period	2004
	September 24,	(Predecessor
	2004	Operations)	2005
		(Unaudited)	(Unaudited)
Stock Option expense	$345,340	$—	$—
Legal fees	479,698	33,376	229,892
Liquidated damages to investors	—	—	290,474
Product Liability insurance	—	5,572	127,139
Other	306,265	102,955	540,666

	$1,131,303	$141,903	$1,188,171

NOTE 10: NOTES PAYABLE TO RELATED PARTIES
Notes payable at December 31, 2004, consisted of two notes of $31,250 each to the two major shareholders. The notes bear interest at 4% per annum and are due on demand. The two shareholders have the right to receive payment of the note and accrued interest in common stock of the Company at a conversion rate of $0.40 per share. As of December 31, 2004, if the shareholders demand payment in stock, the Company would be obligated to issue 157,852 shares of common stock to the two major shareholders.
NOTE 11: ACCRUED LIABILITIES
Accrued liabilities at December 31, 2004 and June 30, 2005 are as follows:

	December 31, 2004	June 30, 2005
		(Unaudited)
Accrued Professional Fees	$138,158	$247,000
Accrued Payroll Liabilities	172,793	88,295
Accrued Invoices	75,326	10,795
Accrued Liabilities for Camera Patent	75,000	—
Accrued Financing Fees	30,000	105,263
Accrued Interest	641	1,922
Accrued Severance Cost	—	230,475
Other Accruals	—	44,467

	$491,918	$728,217

(Continued)

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)
DECEMBER 31, 2004
NOTE 12: LITIGATION
Stinger is a party in Case Number 3:04CV620K styled Taser International, Inc. v. Stinger Systems, Inc. and Robert F. Gruder, pending in the United States District Court for the Western District of North Carolina. In the suit, Taser asserts a claim for false advertising under 15 U.S.C. Section 1125(a) and seeks injunctive relief, monetary damages in an unspecified amount, trebling of damages, attorneys fees and destruction of certain advertising material. Based upon a review of the pleading, it is Stinger’s management’s opinion that Taser’s claims center around the allegation that the Stinger stun gun does not exist and therefore Stinger’s statements about its existence and capabilities are false and misleading. Inasmuch as Stinger has demonstrated its Stinger stun gun on several occasions, most recently in a news story on a local North Carolina television station, it is Stinger’s management’s opinion that Stinger will prevail in the lawsuit. Stinger has moved to dismiss Taser’s claims, responded to the allegations and counter sued Taser for defamation. It is seeking monetary damages, punitive damages and attorney fees.
NOTE 13: ACQUISITIONS
On September 24, 2004, agreements were reached between Stinger Systems, Inc. (formerly United Consulting Corporation) (“Stinger”), Electronic Defense Technology, LLC (“EDT”), EDT Acquisition, LLC (“EDTA”), Mr. Richard Bass (owner of 100% of the member interest in EDT) (“Bass”), and Mr. Robert F. Gruder and Mr. T. Yates Exley (owners of 100% of the member interest in EDTA). The agreements enabled EDTA to acquire a 95% ownership interest in EDT in exchange for a combination of notes payable and cash of $450,000. Subsequent to the purchase by EDTA, EDTA and Bass exchanged their 100% ownership interest in EDT for 9,750,000 share of Stinger’s $0.001 par value common stock.
The acquisition of EDT by EDTA was accounted for under the purchase method of accounting. Under this method, the assets acquired and the liabilities assumed were recorded at their fair values at September 24, 2004. The acquisition cost exceeded the values assigned to assets and liabilities acquired by $1,160,820. This amount was recorded as an intangible asset. Management has determined that the intangible asset value is related solely to the handheld projectile stun gun.
The acquisition of EDT by Stinger was accounted for as a reverse merger whereby the subsidiary was actually the acquirer; therefore, the carrying value of the assets and liabilities of EDT remained unchanged after the reverse merger. The 5% ownership interest in EDT not owned by EDTA was assigned a value of $24,300 and this value is included in the cost of the intangible assets.
(Continued)

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)
DECEMBER 31, 2004
NOTE 13: ACQUISITIONS (CONTINUED)
The following summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.
AT SEPTEMBER 24, 2004

CURRENT ASSETS	$110,460

EQUIPMENT AND FURNITURE	77,950

OTHER ASSETS	3,050

TOTAL ASSETS ACQUIRED	191,460

CURRENT LIABILITIES	194,280

LONG TERM DEBT	708,000

TOTAL LIABILITIES ASSUMED	902,280

EXCESS OF LIABILITIES ASSUMES OVER TANGIBLE ASSETS ACQUIRED	710,820

PURCHASE PRICE
Cash	250,000
Note Payable	200,000
Common Stock Issuance	24,300

TOTAL INTANGIBLE ASSET ACQUIRED	$1,185,120

The Company acquired EDT to control the license for the right to sell the projectile stun gun. Even though EDT had assets (other than patents and technology) other than the license to sell the stun gun, the primary reason EDT was acquired was to acquire the license to sell the stun gun.
At the date of acquisition, EDT had a working prototype of the stun gun, which EDT was planning to market. The residual value was then assigned to the intangible asset related to the stun gun. Commercial sales are expected to begin in late 2005. The value assigned to the license was $1,185,120.
(Continued)

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(INCLUDING NOTES APPLICABLE TO THE UNAUDITED PERIOD)
DECEMBER 31, 2004
NOTE 13: ACQUISITIONS (CONTINUED)
The Company acquired certain patents related to Remotely Activated Electrical Discharge Restraint Device Using Bicep Flexion of the Leg Restrain granted November 24, 1998 and Method and Apparatus For Implementing A Two Projectile Electrical Discharge Weapon granted June 10, 2003 from James F. McNulty, Jr., an unrelated party in exchange for $100,000 cash and 75,000 shares of the Company’s redeemable common stock. The patent acquired from McNulty was the patent on the projectile stun gun for which the license to manufacture and sell was acquired in the acquisition of EDT. The 75,000 shares of redeemable common stock were valued at $18.50 per share (the quoted pink sheet price on November 26, 2004). Total value of the stun gun patent at December 31, 2004 is $1,487,500.
The Company acquired Questek, a California Sole Proprietorship, from Joseph Valencic, an unrelated party, in exchange for $75,000 cash (which was not paid until January 6, 2005 shares) and the issuance of 25,000 shares of the Company’s common stock. Questek’s only assets were intellectual property rights including a pending patent on a miniature camera, which the Company wanted as an attachment to the stun gun. At the date of acquisition Questek had a working prototype of the camera. Questek had no liabilities. The 25,000 shares of common stock issued were valued at $14.20 per share (the quoted pink sheet price on December 4, 2004). Total value of camera patent at December 31, 2004 is $430,000.
The Company has elected to amortize the intangible asset over an estimated life of seven (7) years beginning January 1, 2005. The value of the intangible assets is expected to be deductible for federal tax purposes.

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004
On September 24, 2004, agreements were reached between Stinger Systems, Inc. (formerly United Consulting Corporation) (“Stinger”), Electronic Defense Technology, LLC (“EDT”), EDT Acquisition, LLC (“EDTA”), Mr. Richard Bass (owner of 100% of the member interest in EDT) (“Bass”), and Mr. Robert F. Gruder and Mr. T. Yates Exley (owners of 100% of the member interest in EDTA). The agreements enabled EDTA to acquire a 95% ownership interest in EDT in exchange for a combination of notes payable and cash of $450,000. Subsequent to the purchase by EDTA, EDTA and Bass exchanged their 100% ownership interest in EDT for 9,750,000 share of Stinger’s $0.001 par value common stock.
The pro forma combined statement of operations for the year ended December 31, 2004 represents the results of operations of Electronic Defense Technology, LLC (the “Predecessor”) from January 1, 2004 to September 24, 2004, the date of acquisition and the result of operations of Stinger Systems, Inc. for the period from September 24, 2004 to December 31, 20004. There are no eliminating entries as each of the two companies were operating independently of one another prior to acquisition.
In combined results of operations for the year ended December 31, 2004 are not necessarily indicative of the results that may be expected in future years.
(Continued)

STINGER SYSTEMS, INC.
(FORMERLY UNITED CONSULTING CORPORATION)
PRO FORMA COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004

	Electronic Defense	The Company
	Technology, LLC	September 24, 2004
	January 1, 2004 to	to
	September 24, 2004	December 31, 2004	Total
SALES	$198,981	$63,306	$262,287
COST OF PRODUCT SOLD	144,122	51,686	195,808

GROSS MARGIN	54,859	11,620	66,479

SELLING EXPENSES	—	45,348	45,348

GENERAL AND
ADMINISTRATIVE EXPENSES
Employee Salaries and Benefits	57,011	78,829	135,840
Employee Acquisition Costs	—	7,520,000	7,520,000
Other	165,136	1,131,303	1,296,439
Depreciation	20,520	404	20,924
Research and Development Costs	4,662	55,935	60,597

	247,329	8,786,471	9,033,800

LOSS FROM OPERATIONS	(192,470)	(8,820,199)	(9,012,669)

INTEREST EXPENSES	38,462	10,268	48,730

LOSS BEFORE INCOME TAXES	(230,932)	(8,830,467)	(9,061,399)

PROVISIONS FOR INCOME TAXES	—	—	—

NET LOSS	$(230,632)	$(8,830,467)	$(9,061,399)

NET LOSS PER SHARE
Basic			$(0.72)

Diluted			$(0.72)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic			12,640,900

Diluted			12,640,900

ELECTRONIC DEFENSE TECHNOLOGY, LLC
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members of
Electronic Defense Technology, LLC
We have audited the accompanying statement of assets, liabilities, and member’s equity of Electronic Defense Technology, LLC as of September 24, 2004, and the related statements of revenue, expenses, and member’s equity and cash flows for the period from January 1, 2004 to September 24, 2004. These financial statements are the responsibility of the Organization’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Electronic Defense Technology, LLC, as of September 24, 2004, and the results of operations and its cash flows for the period from January 1, 2004 to September 24, 2004 in conformity with accounting principles generally accepted in the United States of America.
Jaspers + Hall, PC
Denver, Colorado
April 19, 2005

ELECTRONIC DEFENCE TECHNOLOGY, LLC
ELECTRONIC DEFENSE TECHNOLOGY, LLC
STATEMENT OF ASSETS, LIABILITIES, AND MEMBER’S EQUITY
AS OF SEPTEMBER 24, 2004

ASSETS
CURRENT
Cash	$—
Accounts receivable — net	8,762
Prepaid expenses	4,470

Total Current Assets	13,232

FIXED — AT COST
Powertron molds	183,000
Machinery and equipment	20,000
Computer equipment	3,387

Total	206,387
Less: Accumulated depreciation	(133,183)

Net Fixed Assets	73,204

TOTAL ASSETS	$86,436

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$34,327
Current portion — long term debt	9,419

Total Current Liabilities	43,746

LONG-TERM LIABILITIES
Loan payable	124,977
Loan payable — Member	676,971

Total	801,948
Less: Current portion	(9,419)

Total Long-Term Debt	792,529

Total Liabilities	836,275

MEMBER’S EQUITY (DEFICIT)	(749,839)

TOTAL LIABILITIES AND MEMBER’S EQUITY (DEFICIT)	$86,436

ELECTRONIC DEFENSE TECHNOLOGY, LLC
ELECTRONIC DEFENSE TECHNOLOGY, LLC
STATEMENT OF REVENUE, EXPENSES, AND MEMBER’S EQUITY
FOR THE PERIOD FROM JANUARY 1, 2004 TO SEPTEMBER 24, 2004

REVENUE
SALES	$198,981
LESS COST OF SALES	(144,122)

GROSS PROFIT	54,859

OPERATING EXPENSES
Demonstration costs	4,548
Depreciation	20,520
General and administrative	38,673
Professional fees	50,921
Research and development	4,662
Salaries and benefits	57,011
Trade show costs	3,927
Training costs	62,310
Travel and promotion	4,757

Total Operating Expenses	247,329

OPERATING LOSS	(192,470)

Interest and finance costs	(38,462)

NET LOSS	(230,932)

MEMBER’S EQUITY (DEFICIT) — BEGINNING OF YEAR	(518,907)

MEMBER’S EQUITY CONTRIBUTIONS	—

MEMBER’S EQUITY (DEFICIT) — END OF YEAR	$(749,839)

ELECTRONIC DEFENSE TECHNOLOGY, LLC
ELECTRONIC DEFENSE TECHNOLOGY, LLC
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM JANUARY 1, 2004 TO SEPTEMBER 24, 2004

Cash Flow From Operating Activities
Net loss for the year	$(230,932)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	20,520
Changes in assets and liabilities
(Increase) decrease in accounts receivable	16,967
(Increase) decrease in prepaid expenses	24,520
Increase(decrease) in accounts payable	(56,999)

Cash Used In Operating Activities	(225,924)

Cash Flow From Financing Activities
Payment of note payable	(3,023)
Advances by member — interest bearing	213,971

Cash Provided by Financing Activities	210,948

Decrease In Cash	(14,976)

Cash and Cash Equivalents — Beginning of Year	14,976

Cash and Cash Equivalents — End of Year	$—

Supplementary Information
Interest paid	$36,452
Taxes paid	$—

ELECTRONIC DEFENSE TECHNOLOGY, LLC
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 24, 2004
NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of Business
Electronic Defense Technology, LLC. (“EDT”) was formed as a limited liability company under the laws of State of Ohio on January 20th 2000. The Company supplies products to law enforcement agencies for the purpose of protection from and apprehension of criminals, for crowd control, and other related activities involving these agencies.
Use of Estimates
The financial statements are prepared in accordance with generally accepted accounting principles in the United States of America. This preparation requires management to include amounts based on management’s prudent judgments and estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from these estimates. Significant estimates made for the years ended December 31, 2003 and 2002 include the valuation of property and equipment.
Cash and Cash Equivalents
Cash and equivalents include cash on hand and highly liquid debt instruments purchased with a maturity of three months or less.
Long-Lived Assets
The Company reviews long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the non-discounted future cash flows of the enterprise are less than their carrying amount, their carrying amounts are reduced to fair value and an impairment loss is recognized.
Inventory
Inventory costs were expensed to cost of goods sold as of September 24, 2004. Inventories are stated at the lower of cost or market whereas cost is determined using the average cost method. Inventories that are considered slow moving, obsolete, damaged, or otherwise have no value are written off.

ELECTRONIC DEFENSE TECHNOLOGY, LLC
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 24, 2004
NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                       (Continued)
Property and Equipment
Property and equipment are stated at cost. Depreciation has been calculated using the double declining balance method used for tax purposes over the estimated lives of the assets as follows:

Powertron molds	7 years
Machinery and equipment	7 years
Computer equipment	5 years
Income Taxes
The Company being a limited liability corporation pays no income taxes as any income or losses are attributed to the members of the LLC.
Fair Value of Financial Instruments
Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.
The carrying amounts of the Company’s short-term financial instruments, including accounts receivable, inventory, prepaid expenses, accounts payable, and accrued expenses approximate fair value due to the relatively short period to maturity for these instruments.
Other Comprehensive Income
The Company has no material components of other income (loss) and accordingly, net loss is equal to comprehensive loss in all periods.
Segment Information
The Company operates primarily in a single operating segment, supplying products to law enforcement agencies for the purpose of protection from and apprehension of criminals, for crowd control, and other related activities involving these agencies.

ELECTRONIC DEFENSE TECHNOLOGY, LLC
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 24, 2004
NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                     (Continued)
Recent Accounting Pronouncements Issued, Not Adopted
On April 30, 2003 the FASB issued Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. The amendments set forth in Statement 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in Statement 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This Statement is effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No.149 is not expected to have a material impact on the Company’s financial position and results of operations.
In February 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No.150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS No.150”). The provisions of SFAS No.150 are effective for financial instruments entered into or modified after May 31, 2003, and otherwise are effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of non-public entities. The Company has not issued any financial instruments with such characteristics.
In December 2003, the FASB issued FASB Interpretation No.46 (revised December 2003), “Consolidation of Variable Interest Entities” (“FIN No. 46R”), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN No.46R replaces FASB Interpretation No.46, “Consolidation of Variable Interest Entities”, which was issued in January 2003. Companies are required to apply FIN No. 46R to variable interests in variable interest entities (“VIEs”) created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation is applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN No. 46R that were created before January 1, 2004, the assets, liabilities and non-controlling interests of the VIE initially are measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN No. 46R first applies may be used to measure the assets, liabilities and non-controlling interest of the VIE. The Company does not have any interest in any VIE.

ELECTRONIC DEFENSE TECHNOLOGY, LLC
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 24, 2004
NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                     (Continued)
In December 2004, the FASB issued SFAS No. 123(R) (revised 2004), “Share-Based Payment”, which amends FASB Statement No.123 and will be effective for public companies for interim or annual periods beginning after June 15,2005. The new standard will require entities to expense employee stock options and other share-based payments. The new standard may be adopted in one of three ways - the modified prospective transition method, a variation of the modified prospective transition method or the modified retrospective transition method. The Company does not believe that the adoption of SFAS 123(R) will have on our financial position and results of operations.
In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment of APB Opinion No.29. The guidance in APE Opinion No.29, Accounting for Transactions, is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS No. 153 is effective for non-monetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No.153 is not expected to have a material impact on the Company’s financial position and results of operations.
The Company believes that none of the recently issued accounting standards will have a material impact on the financial statements.
NOTE 2 — LOAN PAYABLE
The loan payable to James McNulty of $128,000 for the purchase of the Powertron molds bears interest at the rate of 4.5 percent per annum and is repayable in monthly payments of $979 including both principal and interest over 15 years which commenced January 2004. This loan is secured by a general security agreement.
Annual principal payments over the next five years are as follows:

2004	$3,023
2005	6,396
2006	6,690
2007	6,998
2008	7,319
Thereafter	94,482

ELECTRONIC DEFENSE TECHNOLOGY, LLC
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 24, 2004
NOTE 3- LOAN PAYABLE — MEMBER
Advances by a member are unsecured, due on demand and bear simple interest at 8% per annum.
NOTE 4 — OFFICE SPACE LEASE
The Company has leased its office and assembly space from an unrelated party under the terms of a lease which requires monthly payments of $1,700 for the period from October 1, 1998 through October 31, 2005. Future minimum payments under the lease are; 2004 — $5,100, 2005 — $17,000.
NOTE 5 — SUBSEQUENT EVENT
In September 2004, the membership interests in the Company were sold and the Company was ultimately reorganized as a wholly owned subsidiary of Stinger Systems, Inc. Stinger has operated EDT as a wholly owned subsidiary since the acquisition and has assumed all liabilities, debts, and obligations of EDT. Stinger has raised equity funding for its expansion that is being be used to fund ongoing operations of EDT. The financial statements do not include any adjustments for these events.

ELECTRONIC DEFENSE TECHNOLOGY, LLC
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Members of
Electronic Defense Technology, LLC
We have audited the accompanying statement of assets, liabilities, and member’s equity of Electronic Defense Technology, LLC as of December 31, 2003 and 2002, and the related statements of revenue, expenses, and member’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Organization’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Electronic Defense Technology, LLC, and the results of operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
In our previous report dated December 8, 2004, we issued a qualified opinion on the financial statements. Our qualification of the opinion was due to a lack of observing the taking of the physical inventories as of December 31, 2003 and 2002 since the dates of the physical inventory counts were prior to the time we were initially engaged as auditors for Electronic Defense Technologies, LLC. However, as disclosed in Note 5 to the financial statements, the Company has restated its 2003 and 2002 financial statements to expense the value of these inventories because it was determined that the inventory was slow moving, obsolete, damaged, or otherwise had no value. Our reissued opinion on Electronic Defense Technology, LLC financial statements differs from the previous opinion as it is no longer qualified.
Our previous report dated December 8, 2004 included an explanatory paragraph describing conditions that raised substantial doubt about the Company’s ability to continue as a going concern. As described in Note 6 to the financial statements, events subsequent to the date of that report, have occurred that have mitigated those conditions, therefore we have removed our comments related to the going concern issues.
Jaspers + Hall, PC
Denver, Colorado
December 8, 2004
(Except for Note 5, as to Inventory write down and Note 6 for which the date is April 19, 2005)

ELECTRONIC DEFENSE TECHNOLOGY, LLC
ELECTRONIC DEFENSE TECHNOLOGY, LLC
STATEMENT OF ASSETS, LIABILITIES, AND MEMBER’S EQUITY
AS OF DECEMBER 31,

	2003	2002
ASSETS
CURRENT
Cash	$14,976	$—
Accounts receivable	25,729	41,084
Prepaid expenses and deposits	28,990	26,596

Total Current Assets	69,695	67,680

FIXED — AT COST
Powertron molds	183,000	160,000
Machinery and equipment	20,000	20,000
Computer equipment	3,387	3,687

Total	206,387	183,687
Less: Accumulated depreciation	(112,663)	(65,233)

Net Fixed Assets	93,724	118,454

TOTAL ASSETS	$163,419	$186,134

LIABILITIES AND MEMBER’S EQUITY (DEFICIT)
CURRENT LIABILITIES
Bank overdraft	$—	$2,685
Accounts payable	91,326	65,434
Current portion — long term debt	6,115	—

Total Current Liabilities	97,441	68,119

LONG-TERM
Loan payable	128,000	128,000
Loan payable — member	463,000	235,000

	591,000	363,000
Less: Current portion	(6,115)	—

Total Long-Term Debt	584,885	363,000

Total Liabilities	682,326	431,119

MEMBER’S EQUITY (DEFICIT)	(518,907)	(244,985)

TOTAL LIABILITIES AND MEMBER’S EQUITY	$163,419	$186,134

ELECTRONIC DEFENSE TECHNOLOGY, LLC
ELECTRONIC DEFENSE TECHNOLOGY, LLC
STATEMENT OF REVENUE, EXPENSES, AND MEMBER’S EQUITY
FOR THE YEAR ENDED DECEMBER 31,

	2003	2002
SALES	$264,471	$361,913

COST OF SALES	(155,824)	(212,815)

GROSS PROFIT	108,647	149,098

OPERATING EXPENSES
Demonstration costs	2,100	1,723
Depreciation	47,430	56,817
General and administrative	85,350	87,174
Professional fees	31,172	51,130
Research and development	4,563	4,070
Salaries and benefits	87,022	87,841
Trade show costs	31,541	19,726
Training costs	25,125	33,678
Travel and promotion	31,707	15,198

Total Operating Expenses	346,010	357,357

OPERATING LOSS	(237,363)	(208,259)

Interest and finance costs	36,559	11,013

NET LOSS	(273,922)	(219,272)

MEMBER’S EQUITY (DEFICIT) — BEGINNING OF YEAR	(244,985)	(25,713)

CONTRIBUTIONS	—	—

MEMBER’S EQUITY (DEFICIT) — END OF YEAR	$(518,907)	$(244,985)

ELECTRONIC DEFENSE TECHNOLOGY, LLC
ELECTRONIC DEFENSE TECHNOLOGY, LLC
STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31,

	2003	2002
Cash Flow From Operating Activities
Net loss for the year	$(273,922)	$(219,272)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	47,430	56,817
Changes in assets and liabilities
(Increase) decrease in accounts receivable	15,355	(18,386)
(Increase) decrease in inventory	—	50,928
(Increase) in prepaid expenses	(2,394)	(26,596)
Increase(decrease) in bank overdraft	(2,685)	2,685
Increase(decrease) in accounts payable	25,892	17,224

Cash Used In Operating Activities	(190,324)	(136,600)

Cash Flow From Financing Activities
Loan payable — purchase of molds	—	128,000
Advances by member — interest bearing	228,000	170,000

Cash Provided by Financing Activities	228,000	170,000

Cash Flow From Investing Activities
Purchase of fixed assets — Net	(22,700)	(163,687)

Cash Used In Investing Activities	(22,700)	(163,687)

Increase (Decrease) In Cash	14,976	(2,287)

Cash and Cash Equivalents — Beginning of Period	—	2,287

Cash and Cash Equivalents — End of Period	$14,976	$—

Supplementary Information
Interest paid	$32,753	$7,774
Taxes paid	$—	$—

ELECTRONIC DEFENSE TECHNOLOGY, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003 and 2002
NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Description of Business
Electronic Defense Technology, LLC. (“EDT”) was formed as a limited liability company under the laws of State of Ohio on January 20th 2000. The Company supplies products to law enforcement agencies for the purpose of protection from and apprehension of criminals, for crowd control, and other related activities involving these agencies.
Use of Estimates
The financial statements are prepared in accordance with generally accepted accounting principles in the United States of America. This preparation requires management to include amounts based on management’s prudent judgments and estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from these estimates. Significant estimates made for the years ended December 31, 2003 and 2002 include the valuation of property and equipment.
Cash and Cash Equivalents
Cash and equivalents include cash on hand and highly liquid debt instruments purchased with a maturity of three months or less.
Long-Lived Assets
The Company reviews long-lived assets and certain identifiable assets related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. If the non-discounted future cash flows of the enterprise are less than their carrying amount, their carrying amounts are reduced to fair value and an impairment loss is recognized.
Inventory
Inventory costs were expensed to cost of goods sold as of December 31, 2003 and 2002. Inventories are stated at the lower of cost or market whereas cost is determined using the average cost method. Inventories that are considered slow moving, obsolete, damaged, or otherwise have no value are written off.

ELECTRONIC DEFENSE TECHNOLOGY, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003 and 2002
NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                     (Continued)
Property and Equipment
Property and equipment are stated at cost. Depreciation has been calculated using the double declining balance method used for tax purposes over the estimated lives of the assets as follows:

Powertron molds	7 years
Machinery and equipment	7 years
Computer equipment	5 years
Income Taxes
The Company being a limited liability corporation pays no income taxes as any income or losses are attributed to the members of the LLC.
Fair Value of Financial Instruments
Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments,” requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate that value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.
The carrying amounts of the Company’s short-term financial instruments, including accounts receivable, inventory, prepaid expenses, accounts payable, and accrued expenses approximate fair value due to the relatively short period to maturity for these instruments.
Other Comprehensive Income
The Company has no material components of other income (loss) and accordingly, net loss is equal to comprehensive loss in all periods.
Segment Information
The Company operates primarily in a single operating segment, supplying products to law enforcement agencies for the purpose of protection from and apprehension of criminals, for crowd control, and other related activities involving these agencies

ELECTRONIC DEFENSE TECHNOLOGY, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003 and 2002
NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                     (Continued)
Recent Accounting Pronouncements
In December 2002, the FASB issued Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” (“SFAS 148”). SFAS 148 provides alternative methods of transition to SFAS 123’s fair value method of accounting for stock-based employee compensation. It also amends the disclosure provisions of Statement 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS 148’s amendment of the transition and annual disclosure requirements of SFAS 123 are effective for fiscal years ending after December 15, 2002.
In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities, and Interpretation of ARB No.51.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficial of the entity if the equity investors in the entity do not have characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning on or after June 15, 2003.
On April 30, 2003 the FASB issued Statement No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement 133. The amendments set forth in Statement 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this Statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in Statement 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. This Statement is effective for contracts entered into or modified after June 30, 2003.

ELECTRONIC DEFENSE TECHNOLOGY, LLC
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2003 and 2002
NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                     (Continued)
On May 15, 2003 the FASB issued Statement No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. The Statement improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. The new Statement requires that those instruments be classified as liabilities in statements of financial position. In addition to its requirements for the classification and measurement of financial instruments in its scope, Statement 150 also requires disclosures about alternative ways of settling the instruments and the capital structure of entities, all of whose shares are mandatorily redeemable. Most of the guidance in Statement 150 is effective for all financial instruments entered into or modified after May 31, 2003.
The Company believes that none of the recently issued accounting standards will have a material impact on the financial statements.
NOTE 2 — LOAN PAYABLE
The loan payable to James McNulty of $128,000 for the purchase of the Powertron molds bears interest at the rate of 4.5 percent per annum and is repayable in monthly payments of $979 including both principal and interest over 15 years commencing January 2004. This loan is secured by a general security agreement.
Annual principal payments over the next five years are as follows:

2004	$ 6,115
2005	6,396
2006	6,690
2007	6,998
2008	7,319
Thereafter	94,482
NOTE 3 — LOAN PAYABLE — MEMBER
Advances by a member are unsecured, due on demand and bear simple interest at 8% per annum.
NOTE 4 — OFFICE SPACE LEASE
The Company has leased its office and assembly space from an unrelated party under the terms of a lease which requires monthly payments of $1,700 for the period from October 1, 1998 through October 31, 2005. Future minimum payments under the lease are; 2004 — $20,400, 2005 — $17,000.
NOTE 5 — INVENTORY ADJUSTMENT

ELECTRONIC DEFENSE TECHNOLOGY, LLC
Year end inventory costs were expensed to cost of goods sold for 2003 and 2002 because it was determined that the inventory was slow moving, obsolete, damaged, or otherwise had no value. This resulted in an increase of cost of goods sold of $26,551 for 2003 and $44,429 for 2002, with corresponding increases in net loss and reduction of retained earnings.
NOTE 6 — SUBSEQUENT EVENT
In September 2004, the membership interests in the Company were sold and the Company was ultimately reorganized as a wholly owned subsidiary of Stinger Systems, Inc. Stinger has operated EDT as a wholly owned subsidiary since the acquisition and has assumed all liabilities, debts, and obligations of EDT. Stinger has raised equity funding for its expansion that is being used to fund ongoing operations of EDT. The financial statements do not include any adjustments for these events.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-1 under the Securities Act with the Securities and Exchange Commission with respect to the shares of our common stock offered by this prospectus. This prospectus was filed as a part of that registration statement but does not contain all of the information contained in the registration statement and exhibits. Reference is thus made to the omitted information. Statements made in this prospectus are summaries of the material terms of contracts, agreements and documents and are not necessarily complete; however, all information we considered material has been disclosed. Reference is made to each exhibit for a more complete description of the matters involved and these statements are qualified in their entirety by the reference. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Securities and Exchange Commission’s principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a web site (http://www.sec.gov) that contains this filed registration statement, reports, proxy statements and information regarding us that we have filed electronically with the Commission. For more information pertaining to our company and the common stock offered in this prospectus, reference is made to the registration statement.
Upon the effective date of this registration statement and thereafter, we will file with the Securities and Exchange Commission annual and quarterly periodic reports on forms 10-KSB and 10-QSB respectively and current reports on form 8-K as needed. We are not required to deliver annual reports to our shareholders and at this time we do not intend to do so. We encourage our shareholders, however, to access and review all materials that we will file with the Securities and Exchange Commission at http://www.sec.gov. Our SEC file number is 333-122583.
Until ___, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimated.

Securities and Exchange Commission registration fee	$32,559.20
Printing fees and expenses	500.00
Legal and Blue Sky fees and expenses	15,000.00
Accounting fees and expenses	10,000.00
Miscellaneous expenses	5,000.00

Total	$63,059.20

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES
During the three years preceding the filing of this registration statement, Registrant has not sold securities without registration under the Securities Act of 1933, except as described below.
Securities issued in each of such transaction were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act, relating to sales by an issuer not involving a public offering. The recipients of the securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and restrictive legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about Registrant or had access, through relationships with Registrant, to information about Registrant.
On or about September 24, 2004, the Company issued 220,000 shares of common stock of the Company to Doug Murrell in exchange for consulting services. The shares were issued in an isolated transaction not in connection with any other offering of Company shares and were exempt from the registration requirements of Section 5 of the Securities Act of 1933 (the “Act”) as set forth above. The securities were valued at $79,800.
On or about September 24, 2004, the Company issued 9,750,000 shares of common stock of the Company in exchange for 100% of the membership interests of Electronic Defense Technologies, LLC, an Ohio limited liability company. Of the shares issued, 9,250,000 were issued to EDT Acquisition LLC, a Michigan limited liability company, and 500,000 were issued to Mr. Richard Bass. The shares were issued in an isolated transaction not in connection with any other offering of Company shares and were exempt from the registration requirements of Section 5 of the Act as set forth above. The securities were valued at $474,300.
On or about October 1, 2004, the Company issued 1,122,000 shares of common stock of the Company in exchange for cash payment to the Company of $400,000.00. Of the shares issued, 561,000 were issued to

Mr. Rodney Schoemann and 561,000 were issued to Exley Management Services LLC. The shares were issued in an isolated transaction not in connection with any other offering of Company shares and were exempt from the registration requirements of Section 5 of the Act as set forth above.
On November 18, 2004, the Company issued 100,000 shares of common stock of the Company in exchange for cash payment to the Company of $500,000. The shares were issued to Mr. Yung U. Ryu. The shares were issued in an isolated transaction not in connection with any other offering of Company shares and were exempt from the registration requirements of Section 5 of the Act as set forth above.
On or about December 28, 2004, the Company issued 2,000,000 shares of common stock and warrants for the purchase of 1,000,000 shares of common stock in exchange for cash payment to the Company of $10,000,000. Of the shares and warrants issued, 600,000 shares and 300,000 warrants were issued to Bonanza Master Fund Ltd., 585,041 shares and 292,620 warrants were issued to Tonga Partners, L.P., 413,517 shares and 206,758 warrants were issued to The Cuttyhunk Fund Limited, and 401,442 shares and 200,721 warrants were issued to Anegada Master Fund, Ltd. The transaction was exempt from the registration requirements of Section 5 of the Act pursuant to Section 4(2) of the Act and Rule 506 promulgated thereunder. The warrants are exercisable for five years at the exercise price of $7.50 per share.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
     (a) Exhibits
The following exhibits are filed with this registration statement:

Exhibit No.	Description
3.1	Articles of Incorporation (1)
3.2	Amendment to Articles of Incorporation (1)
3.3	By-laws (1)
4.1	Specimen Common Stock Certificate of Registrant (1)
5.1	Opinion of Gary R. Henrie, Attorney at Law regarding the legality of the common stock being registered
10.1	Form of Securities Purchase Agreement used in the December 2004 506 offering (1)
10.2	Form of warrant used in the December 2004 506 offering (1)
10.3	Form of Registration Rights Agreement used in the December 2004 506 offering (1)
10.4	Employment Agreement with Mr. Cuny (2)
10.5	Employment Agreement with Mr. Killoy (2)
10.6	Severance Agreement with Mr. Cuny (2)
10.7	Research Agreement — Wayne State University (2)
10.8	Independent Manufacturer’s Representative Agreement (2)
10.9	Stinger Systems Distributor Agreement (2)
10.10	Settlement Agreement, Release and Covenant Not to Sue with Mr. Killoy (3)
10.11	Purchase Agreement (3)
10.12	Cancellation Agreement (3)
10.13	Agreement between Mr. McNulty and CM Partners (3)
10.14	Assignment of Inventions (3)
10.15	Patent Assignment (3)
10.16	Modification Letter Agreement with Mr. McNulty (4)
21.1	List of Subsidiaries (1)
23.1	Consent of Jaspers + Hall, PC
23.2	Consent of Killman PC
23.3	Consent of Gary R. Henrie (included in Exhibit 5.1)
24.1	Powers of attorney (included in signature page)

(1) Previously filed as an exhibit to Form S-1/A on February 8, 2005.
     (b) Financial Statement Schedules
(2) Previously filed as an exhibit to Form S-1/A on July 20, 2005.
(3) Previously filed as an exhibit to Form S-1/A on September 20, 2005.
(4) Previously filed as an exhibit to Form S-1/A on November 10, 2005.
See the Index to Consolidated Financial Statements included on page F-1 for a list of the financial statements included in this prospectus.
ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS
Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws. Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:
(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)	a transaction from which the director derived an improper personal profit; and

(4)	willful misconduct.
Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:
(1)	such indemnification is expressly required to be made by law;

(2)	the proceeding was authorized by our Board of Directors;

(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

(4)	such indemnification is required to be made pursuant to the bylaws.
Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advanced of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.
Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.
ITEM 28. UNDERTAKINGS
The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.
2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby, which remain unsold at the termination of the offering.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on May 25, 2005.

STINGER SYSTEMS, INC

By:	/s/ Robert F. Gruder

Robert F. Gruder
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY
Each person whose signature appears below hereby constitutes and appoints Robert F. Gruder his or her true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) and additions to this Registration Statement and (2) Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert F. Gruder	Chief Executive Officer and Director

Robert R. Gruder	(Principal Executive Officer)	11-14-2005

/s/ J. Wayne Thomas	Chief Financial Officer

J. Wayne Thomas	(Principal Financial and Accounting Officer)	11-14-2005

/s/ T. Yates Exley

T. Yates Exley	Director	11-14-2005

/s/ Michael Racaniello

Michael Racaniello	Director	11-14-2005

/s/ Andrew P. Helene

Andrew P. Helene	Director	11-14-2005